As filed with the Securities and Exchange Commission on November 12, 1998

                                  File No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          NORDIC EQUITY PARTNERS CORP.
             (Exact name of registrant as specified in its charter)

                    Delaware                                         5090                             13-3853305
          (State or other jurisdiction                   (Primary Standard Industrial              (I.R.S. Employer
        of incorporation or organization)                 Classification Code Number)             Identification No.)

                              135 West 50th Street
                            New York, New York 10020
                                 (212) 664-1200
               (Address, including zip code, and telephone number,
            including area code, of registrant's principal executive
                                    offices)

                                  Bjorn Nysted
                       President & Chief Executive Officer
                          Nordic Equity Partners Corp.
                              135 West 50th Street
                            New York, New York 10020
                                 (212) 664-1200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

Richard A. Friedman, Esq.                                                       Jay M. Kaplowitz, Esq.
Sichenzia, Ross & Friedman LLP                                                  Gersten, Savage, Kaplowitz
135 West 50th Street                                                            & Fredericks, LLP
New York, New York 10020                                                        101 E. 52nd Street
(212) 664-1200                                                                  New York, New York 10022-6102
Fax: (212) 664-7329                                                             (212) 752-9700
                                                                                Fax: (212) 980-5192

     Approximate date of proposed sale to the public:

     As soon as practicable after the effective date of this Registration Statement.

     If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |-| If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                                        Maximum            Maximum
           Title of Each                                               Offering           Aggregate          Amount of
          Class Securities                        Amount Being         Price Per          Offering         Registration
          Being Registered                         Registered         Security(1)         Price(1)              Fee

Common Stock, $.001 par
  value(2)                                           1,265,000            $ 5.00         $ 6,325,000         $1,865.88
Common Stock Purchase
  Warrants(3)                                        1,897,500            $  .10             189,750             55.98
Common Stock $.001
  par value(4)                                       1,897,500            $ 6.00          11,385,000          3,358.58
Common Stock $.001
  par value(5)                                         132,570            $ 5.00             662,850            195.54
Underwriter's Warrants(6)                                    1                --                  10                (7)
Common Stock, $.001
  par value(8)                                         110,000            $ 6.00             660,000            194.70
Common Stock Purchase
  Warrants(9)                                          165,000            $  .12              19,800              5.84
Common Stock, $.001
  par value(10)                                        165,000            $ 6.00             990,000            292.05
                                                       -------            ------          ----------          --------
Totals                                                                                    20,232,410         $5,968.57
                                                                                          ==========         =========

     (1) Total estimated solely for the purpose of determining the registration fee.

     (2) Includes 100,000 shares of Common Stock being sold by certain principal stockholders of the Company (the "Principal Stockholders") and 165,000 shares of Common Stock subject to sale upon exercise of the Underwriters' Over-allotment Option granted to the Underwriters by the Company.

     (3) Includes 247,500 Redeemable Common Stock purchase warrants (the "Warrants") subject to sale upon exercise of the Underwriters' Over-allotment Option granted to the Underwriters.

     (4)  Issuable   upon   exercise  of  the   Warrants,   together  with  such
indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.

     (5) Includes 132,570 shares of Common Stock being sold by certain Selling Stockholders (the "Selling Stockholders").

     (6) Represent warrants to be issued to the Underwriters to purchase 110,000 shares of Common Stock and 165,000 Warrants (the "Underwriters' Warrants"). See "Underwriting."

     (7) No fee due pursuant to Rule 457(g).

     (8) Represents shares of Common Stock issuable upon the exercise of the Underwriters' Warrants, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.

     (9)  Represents  Warrants  issuable  upon  exercise  of  the  Underwriters'
Warrants.

     (10)Represents shares of Common Stock issuable upon the exercise of Warrants issuable upon exercise of the Underwriters' Warrants, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          NORDIC EQUITY PARTNERS CORP.

                              CROSS-REFERENCE SHEET

Form S-1 Item Number and Caption                                                          Captions In Prospectus

 1.      Front of Registration Statement and Outside
         Front Cover of Prospectus......................................................  Cover Page
 2.      Inside Front and Outside Back Cover Pages of
         Prospectus.....................................................................  Cover Page, Inside
                                                                                          Cover Page, Outside
                                                                                          Back Page
 3.      Summary Information and Risk Factors...........................................  Prospectus Summary,
                                                                                          Risk Factors
 4.      Use of Proceeds................................................................  Use of Proceeds
 5.      Determination of Offering Price................................................  Cover Page,
                                                                                          Underwriting
 6.      Dilution.......................................................................  Dilution
 7.      Selling Securityholders........................................................  Selling Stockholders
 8.      Plan of Distribution...........................................................  Prospectus Summary,
                                                                                          Underwriting
 9.      Legal Proceedings..............................................................  Business
10.      Directors, Executive Officers, Promoters and
         Control Persons................................................................  Management, Principal
                                                                                          Stockholders
11.      Security Ownership of Certain Beneficial
         Owners and Management..........................................................  Principal Stockholders
12.      Description of Securities......................................................  Description of
                                                                                          Securities
13.      Interest of Named Experts and Counsel..........................................  Legal Matters; Experts
14.      Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities.................................  Management
15.      Organization Within Last Five Years......................................... .   Prospectus Summary,
                                                                                          Business
16.      Description of Business........................................................  Prospectus Summary,
                                                                                          Business
17.      Management's Discussion and Analysis or Plan
         of Operation...................................................................  Management's Discussion
                                                                                          and Analysis of
                                                                                          Financial Condition and
                                                                                          Results of Operations
18.      Description of Property........................................................  Business
19.      Certain Relationships and Related Transactions.................................  Certain Transactions


                                       iv

20.      Market for Common Equity and Related
         Shareholder Matters............................................................  Front Cover Page,
                                                                                          Description of
                                                                                          Securities
21.      Executive Compensation.........................................................  Management
22.      Financial Statements...........................................................  Financial Statements
23.      Changes in and Disagreements with Accounts on
         Accounting and Financial Disclosure............................................  Change in Auditors



                 SUBJECT TO COMPLETION, DATED November 12, 1998

                          NORDIC EQUITY PARTNERS CORP.

                        1,100,000 Shares of Common Stock
               1,650,000 Redeemable Common Stock Purchase Warrants

         This is an initial public offering of shares of Common Stock and redeemable common stock purchase warrants of Nordic Equity Partners Corp., a Delaware corporation. Of the 1,100,000 shares of Common Stock offered hereby, 1,000,000 shares are being sold by the Company and 100,000 shares are being sold by certain Principal Stockholders of the Company. The Company will not receive any of the proceeds from the sale of shares by the Principal Stockholders.

     This Prospectus also relates to an offering of 132,570 shares of common stock of Nordic Equity Partners Corp. by certain Selling Stockholders. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

         No public market for the Company's shares and warrants currently exists. The offering prices may not reflect the market price of the Company's shares and warrants after the offering.

         The Company has applied for the listing of the Common Stock and Warrants on the NASDAQ SmallCap Market under the symbols "NEPC" and "NEPCW."

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE RISK FACTORS BEGINNING ON PAGE 9.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              Underwriting                                Proceeds
                                           Price to           Discounts and        Proceeds to          to Principal
                                            Public           Commissions(1)        Company(2)          Stockholders(3)

Per Share                                    $5.00                $.50                $4.50                 $4.50
Per Warrant                                  $ .10                $.01                $ .09                  --
Total(4)                                  $5,665,000            $566,500           $4,648,500             $450,000


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS OF THIS INITIAL PUBLIC OFFERING MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                             Mason Hill & Co., Inc.


                     The date of this Prospectus is            , 1998.

                              AVAILABLE INFORMATION

         The Company has filed with the Washington, D.C. office of the Securities and Exchange Commission a Registration Statement (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this Offering, reference is made to the Registration Statement, including the exhibits filed therewith. Statements contained in the Prospectus as to the contents of any contract or other document are not necessarily complete and reference is made to each such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Reports and other information filed by the Company can be inspected, without charge, at prescribed rates from the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the following Regional Offices of the Commission, at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or at Northeast Regional Office, 7 World Trade Center, New York, New York 10048. The Commission maintains a World Wide Website that contains reports, proxies and information statements and other information regarding issuers that file electronically with the Commission. The Commission's World Wide Website is located at http://www.sec.gov.

         The Company intends to distribute to its stockholders annual reports containing financial statements audited and reported upon by its independent public accountants after the close of each fiscal year, and will make such other periodic reports as the Company may determine to be appropriate or as may be required by law. The Company's fiscal year ends December 31st of each year.


                        ENFORCEMENT OF CIVIL LIABILITIES

         The Company was incorporated in the State of Delaware. However, all of the Company's directors and officers reside outside the United States (in Sweden and Norway) and substantially all of the assets of the Company and of such persons are located outside the United States. Service of process may be effected upon the Company through the Company's American counsel, Sichenzia, Ross & Friedman LLP, in New York, but it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors. Moreover, it may not be possible to enforce any judgments obtained against the Company or such persons in the United States courts predicated upon the civil liability provisions of the federal securities laws or other laws of the United States or any state thereof in jurisdictions outside the United States.

         The Company has been advised by its Swedish counsel (Falks Advokatbyra) and its Norwegian counsel (Komnaes, Huser & Co.), that (1)there is no treaty between Sweden and the United States or between Norway and the United States, and, accordingly, Swedish and Norwegian courts would have no obligations to enforce judgments of the United States obtained in actions against the Company and/or its officers and directors predicated upon the civil liabilities provisions of the Federal securities laws, and (2) in original actions brought in courts in jurisdictions located outside the United States, there is doubt as to the enforceability of liabilities predicated upon the civil liability provisions of the U.S. securities laws. Swedish and Norwegian courts, in original actions to enforce liabilities against such persons predicated solely upon the Federal securities laws would apply the "Lex loci delicti-principle" pursuant to which the law of the country in which damage has been done will be applied by Swedish and Norwegian courts. This principle is complemented by the "Irma Mignon-formula" pursuant to which the court shall apply the law of the country to which the issue in question has the closest connection. It is the opinion of Swedish and Norwegian counsel to the Company that both the "Lex loci delicti-principle" and the "Irma Mignon-formula"
will most likely lead to the use of United States laws by Swedish and Norwegian Courts in a situation where a Swedish and Norwegian officer/director of a company located in the United States has caused damage to such company. It is, however, not possible, with absolute certainty, to predict the courts decision on this choice of law issue, however, Swedish and Norwegian counsel to the Company consider the risks of a possible adverse court determination to be considerably less than 50%.
                                   -----------

         The Company's executive office is located at 135 West 50th Street, 20th Floor, New York, New York 10020 and its telephone number at that address is
(212) 664-1200.

                                   -----------


         In April 1998, the Company incorporated Nortelco Nordic AS, a Norwegian corporation, for the purpose of becoming the parent holding company for all of the company's subsidiaries which are involved in the importation and distribution of electrical, electronic and audio visual products. Prior to the completion of this offering, the Company intends to complete a corporate restructuring which will result in the Company having the following corporate structure:

[graphic omitted]

         As used in this Prospectus, the "Company" means Nordic Equity Partners Corp., a Delaware corporation, and its two wholly-owned subsidiaries, Nortelco Nordic AS, a Norwegian corporation, and Storebro Machine AB, a Swedish corporation, as well as the three wholly-owned subsidiaries of Nortelco Nordic AS, Nortelco System Teknikk AS, a Norwegian corporation, Nortelco AB, a Swedish corporation and Nortelco AS, a Norwegian corporation, and Nortelco AS's wholly-owned subsidiary Brannteknikk AS, a Norwegian corporation

         The "Nortelco Group" means Nortelco Nordic AS, Nortelco System Teknikk AS, Nortelco AB, Nortelco AS and Brannteknikk AS. All of the companies in the Nortelco Group engage in the importation and distribution of products for use in the electronic, electrical and audio visual industries. "Storebro" means Storebro Machine AB.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the Common Stock and Warrants. You should read the entire Prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements. All information in this Prospectus has been adjusted to reflect an approximate 1.473-for-one stock split of the Common Stock effected in November 1998.

                                   The Company

         Nordic Equity Partners Corp. imports and distributes products for use in the electronic, electrical and audio visual industries, and designs, installs and sells complete, customized conference rooms and auditoriums and provides after sale service and maintenance support to its customers. The Company also designs, assembles and distributes lathes, sells lathe spare parts to existing lathe owners, and services, repairs and overhauls lathes owned by third parties. All of the Company's business and sales are conducted in the geographic area of Scandinavia (Norway, Sweden and Finland).

Electrical, Electronic and Audio Visual Products

         The Company imports and distributes products for use in the electronic, electrical and audio visual industries. The Company also designs, installs and sells complete, customized conference rooms and auditoriums and provides after sale service and maintenance support to its customers.

         Importation and Distribution of Products

         The Company does not manufacture any of the electrical, electronic or audio visual products that it distributes. The Company imports more than 13,000 products for distribution to over 1,000 customers throughout Scandinavia. The Company purchases its products from over fifty (50) non-affiliated third party manufacturers worldwide, including Germany and the United States. Substantially all of the Company's products are sold by its internal sales force which consists of approximately fifty (50) full time salespersons based in Norway and Sweden.

         The Company's strategy is to have its product line consist substantially of supplemental, or add-on, products to other high volume products. Such products are generally highly specific products which are marketed and sold to a very narrow part of the market. Accordingly, the Company believes that its product line consists of "niche" products. The products sold by the Company range in price from $1.00 to $100,000.

         The Company believes that it has a competitive advantage over foreign product manufacturers who consider entering into the Scandinavian markets or other distributors that are already located or doing business in Scandinavia due to the following factors:

         o Many foreign product manufacturers avoid establishing and maintaining new operations in Scandinavian countries because of the start-up costs associated with new operations and the local competition which already exists.

         o The Company employs salesmen who are either engineers or have engineering backgrounds and who understand the clients' uses and needs for the products.

         o The Company believes that it can distribute products for manufacturers more efficiently and inexpensively because it has already established operations in the Scandinavian countries.

         Electronics Products

         The  Company  purchases  and  resells   approximately  5,000  different
products in the electronics industry, including components, telecommunication and datacommunication equipment, and studio and communication equipment.

         Electrical Products

         The Company imports and distributes approximately 7,000 products for use in the electrical industry. The price range that the Company sells products to its customers in this industry is from $1 to $1,000. The Electrical products sold by the Company generally are divided into three main areas: explosion prevention equipment and heavy-duty lighting equipment, passive and active fire protection equipment, and tools and materials for electrical installations.

         Audio Visual Products

         The Company sells approximately 1,000 products in the audio visual industry. The Company's audio visual products include audio equipment (AV cassette recorders, microphones, sound systems and cassettes) overhead projectors and accessories and related equipment (such as projection screens, portable and fixed video projectors and data interface equipment), conference room and auditorium furniture and related equipment and light-dimming systems. The price range for such products generally range from $100 to $80,000. The Company also provides consulting services with clients regarding previously-built conference rooms and auditoriums.

Design, Assembly and Distribution of Lathes

         The Company designs, assembles and distributes lathes. The lathes which the Company designs, assembles, and distributes are principally used as metal cutting machine tools. The lathes may, however, be specially designed to work with plastic or other materials. Metal cutting machine tools utilize a process in which a part or finished product is generated or shaped by rotating the workpiece. Lathing is a machining process whereby a surface is shaped with a tool contained in the lathe which is applied to the rotating workpiece which is fitted in the lathe.

         The Company sells seven different types of lathes which include both computer numerically controlled ("CNC") lathes and traditional manually-operated lathes. The Company distributes its lathes mainly to customers in Germany and Sweden, through its own and independent sales representatives. The prices of its lathe products range from $18,000-$360,000. The Company also sells lathe spare parts to existing lathe owners, and services, repairs and overhauls lathes owned by third parties.

Strategy

         The Company's growth strategy is to expand its operations through aquisitions and by expanding its product lines.

         Acquisition Strategy

         The Company intends to acquire businesses or assets that are complementary to the Company's business. In particular, the Company intends to seek candididates which either have (i) established agency and distribution agreements or (ii) product groups in niche areas which the Company is not presently engaged or are complementary to the products currently sold by the Company.

         Expansion of Products Offered

         The Company will seek to enter into new agency and distribution agreements in order to provide its sales force with additional products to sell to its existing customers and to procure an expanded customer base.

                                  The Offering

Securities Offered By:

         The Company                                        1,000,000 shares of Common Stock and
                                                            1,650,000 Warrants.

         The Principal Stockholders                         100,000 shares of Common Stock.

         The Selling Stockholders                           132,570 shares of Common Stock.

Common Stock Outstanding Before
Offering                                                    2,800,000 shares.

Common Stock Outstanding After
Offering(1)(2)                                              3,800,000 shares.

Warrants Outstanding After Offering                         1,650,000 Warrants.

     Exercise Terms                                         Each Warrant entitles the holder thereof to
                                                            purchase one share of Common Stock for
                                                            $6.00, during the five (5) year period
                                                            commencing one year after the Effective
                                                            Date, subject to adjustment in certain
                                                            circumstances. See "Description of
                                                            Securities--Warrants".

         Expiration Date                                       ,  2004   (six
                                                            years    after   the
                                                            Effective Date).

         Redemption                                         Redeemable by the Company, in whole or in
                                                            part, at a price of $.05 per Warrant,
                                                            commencing one year after the Effective
                                                            Date upon not less than thirty (30) days
                                                            prior written notice to the holders of such
                                                            Warrants, provided that the closing bid
                                                            price (as defined) of the Company's Common
                                                            Stock for the twenty (20) consecutive
                                                            trading days immediately prior to the date
                                                            on which the notice of redemption is given,
                                                            shall have exceeded $9.25 per share.

Use of Proceeds                                             Repayment of indebtedness, acquisition of
                                                            businesses and working capital and other
                                                            general corporate purposes. See "Use of
                                                            Proceeds".

Risk Factors                                                Investment in the securities offered hereby
                                                            involves a high degree of risk and
                                                            immediate substantial dilution. See "Risk
                                                            Factors" and "Dilution".

Proposed NASDAQ Symbols:(3)
         Common Stock                                       NEPC
         Warrants                                           NEPCW

------------------

(1) Does not include (i) 165,000 shares of Common Stock subject to the Underwriters' Over-allotment Option; (ii) 110,000 shares of Common Stock and 165,000 Warrants issuable upon the exercise of the Underwriters' Warrants; or (iii) 250,000 shares of Common Stock reserved for issuance pursuant to the Company's 1998 Stock Option Plan. See "Management", "Underwriting" and "Description of Securities".

(2) Does not include 247,500 Warrants subject to the Underwriters' Over-allotment Option.

(3)      The  proposed  trading  symbols  do not imply  that a liquid and active
         market  will  be  developed  or  sustained  for  the  securities   upon
         completion of the Offering.

                             SUMMARY FINANCIAL DATA

         The summary financial information set forth below is derived from and should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

Statement of Operations Data:




                                                            Years Ended                                           Six Months Ended
                                                            December 31,                                             June 30,
                                                                                                                   (unaudited)
                                         1994        1995           1996            1997                    1997             1998
                                         ----        ----           ----            ----                    ----             ----
                      (In thousands, except for per share amounts)
Net Sales                                5,343        25,333         26,564          25,561                 12,473            12,798

Gross Profit                             1,649        10,075         10,673          10,125                  4,978             5,396

Income from
  operations                               442           795            840             406                    254               646

Net Income (loss)                          300           247            153           (124)                   (24)               240

Earnings Per Share:
  Basic and Diluted                        44.11         27.65          .14           (.04)                 (0.01)               .13


Weighted average
number of shares
outstanding                              6,801         8,932      1,055,582       2,800,000             2,800,000         2,800,000


Balance Sheet Data:


                                                  Years Ended                                                 Six Months Ended
                                                   December 31,                                                    June 30,
                                         1995         1996        1997                                   1998            1998
                                 (In thousands, except for per share amounts)                            Actual      As Adjusted(1)
                                                                                                                (unaudited)
Working capital(2)                        503          1,067           1,460                                1,866              5,755

Total assets                           12,258         12,757          12,349                                12,759            15,458

Long-term
  liabilities                           1,193            379           1,163                                 1,279             1,279

Total Liabilities                       9,861          9,239           9,428                                 9,678             8,488

Totalshareholders'
  equity                                2,397          3,518           2,921                                 3,081             6,970

--------------
(1) Reflects the issuance of the 1,000,000 shares of Common Stock and 1,650,000 Warrants offered hereby and the application of the net proceeds therefrom.

(2)      Working capital represents current assets less current liabiliities.

                                  RISK FACTORS

         You  should  carefully   consider  the  following   factors  and  other
information in this Prospectus before deciding to invest in the shares of Common Stock and Warrants.

DEPENDENCE BY THE COMPANY ON THIRD PARTY MANUFACTURERS AND SUPPLIERS

         The Company does not own or operate any manufacturing or production facilities with respect to the electrical, electronic or audio visual products that it sells. The Company distributes electrical, electronic and audio visual products which are manufactured and supplied by third party companies. Accordingly, the Company depends on third party manufacturers and suppliers for its products. Typically, the Company has exclusive agreements with such manufacturers and suppliers. However, these companies could terminate their relationships with the Company at any time. The Company believes it has good relationships with its manufacturers and suppliers and that it would not experience delays in locating alternative sources for such products. The loss of business from a number of manufacturers and suppliers could have a material adverse affect on the Company's operations. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business."

NEED FOR ADDITIONAL FINANCING

         The Company believes that the net proceeds from the sale of the Common Stock and Warrants in this Offering will be sufficient to fund the Company's operations for at least one year following the completion of this Offering. A large portion of the funds received by the Company ($2,000,000) will be used to acquire companies with related and complementary businesses. The continued expansion and operation of the Company's business beyond this one year period may be dependent upon its ability to obtain additional financing. No assurance can be given that the funds allocated for acquisitions will be sufficient to complete any acquisition proposed. The amount of funds required for any proposed acquisition will depend upon the nature, size and structure of such acquisition. In the event that the Company requires additional funds for any proposed acquisition, the Company may be dependent upon its ability to obtain additional financing to complete such acquisition. The Company may not be able to obtain such additional financing on acceptable terms or at all. In the event that the Company is unable to obtain additional financing, the Company will not be able to achieve all of its growth and expansion plans. See "Use of Proceeds" and "Managements's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATED TO SCANDINAVIA

         The Company's principal operations are located in Norway, Sweden and Finland, and the substantial portion of the Company's revenues are derived from activities located in such countries. As a result, the economic, political, legal and social conditions in Norway, Sweden and Finland may have a serious adverse impact on the Company's results of operations and financial condition. While the Company has not, to date, experienced any material adverse effects due to such risks, there can be no assurance that events will not occur in the future which could result in changes or reforms in the current political, economic, legal or social conditions, which could have a material adverse effect on the Company's operations.

DEPENDENCE ON FOREIGN MANUFACTURING

         A substantial portion of the Company's business consists of sales of products manufactured outside of Scandinavia. Foreign manufacturing is subject to a number of risks, including transportation delays and interruptions, political and economic disruptions, tariffs and import/export controls and changes in governmental policies. To date, the Company has not experienced any such disruptions or added costs. However, the occurrence of any of these events could have a material adverse effect on the Company's business and financial results. See "Business."

SENSITIVITY TO ECONOMIC AND OTHER CONDITIONS

     The Company's businesses may be affected by changes in economic conditions. A downturn in the economy in one or more markets served by the Company could have a material adverse effect on the Company's operations. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

ACQUISITION STRATEGY

         The Company's growth strategy includes the acquisition of entities with businesses and/or assets complementary to the Company's business. The Company does not currently have any specific acquisitions identified. The Company intends to seek acquisition candidates in selected markets. No assurance can be given that the Company will be able to identify and acquire appropriate businesses or obtain financing for such acquisitions on satisfactory terms. The process of integrating acquired businesses into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management's attention. Future acquisitions may be financed through the issuance of Common Stock, which may dilute the Company's stockholders, or through the incurrence of additional indebtedness. Furthermore, there can be no assurance that competition for acquisition candidates will not escalate. This increase in competition could result in greater costs of making acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

         The Company competes in markets that are extremely competitive and sensitive to changing consumer preferences and demands. The Company competes against many companies that are substantially larger and have substantially greater financial, employee and marketing resources than the Company. As a result, these competitors, as well as their products, are more widely recognized by the public which may give them a competitive advantage in the market. Moreover, these competitors have the ability to develop and market products at a more competitive price than those distributed by the Company. The Company's competitors in the sale of electrical, electronic and audio visual products include Hawke, Ltd. (England), Group Schneider, Ltd. (France), Wandel & Golterman GmbH (Germany), Asea Brown Bowery AS (Norway) and Audio Grafiska AS (Norway). The Company's competitors in the sale of lathes include Emco Maier GmbH (Austria), Gildemeister N.E.F.-Drehmaschinen GmbH (Germany), A. Monforts GmbH & Co. Maschinenfabrik (Germany), Traub AG (Germany), Yamazaki Mazak Corporation (Japan), Okuma Machinery Works Ltd. (Japan) and Mori Seiki Co., Ltd. (Japan). No assurances can be given that the Company will be able to compete in its respective markets. See "Business."

FOREIGN CURRENCY AND FOREIGN EXCHANGE REGULATION

         The Company's sales are invoiced primarily in the Norwegian Krone, the Swedish Krone and the Finish Mark. An increasing value of the Norwegian Krone, the Swedish Krone and the Finish Mark would make the Company's products more expensive to its buyers. Fluctuations in exchange rates of the Norwegian Krone, the Swedish Krone and the Finish Mark against foreign currencies and the translation of such currencies into U.S. dollars for determining the Company's financial statements could adversely affect the Company's results and operations. Furthermore, there can be no assurances that the Company will be able to forecast and adjust to a rapid fluctuation in the international currency market.

DEPENDENCE ON SALES OF LATHES

     The Company's revenues from the service and sale of lathes and lathe parts were $3,900,000 for the year ended December 31, 1997 and approximately $1,800,000 for the six months ended June 30, 1998. A substantial reduction in lathe sales could have a material adverse effect on the Company's total revenues. See "Business."

LACK OF EXPERIENCE OF THE REPRESENTATIVE

         Mason Hill & Co, Inc., the representative of the several underwriters, was organized in March 1995, was first registered as a broker dealer in December 1995, and became a member firm of the NASD in December 1995. The Representative is principally engaged in retail brokerage and market making activities and various corporate finance projects. Although the Representative has acted as a placement agent in private offerings and has participated as a member of the underwriting syndicate or as a selected dealer in public offerings, it only has acted as the lead managing underwriter in three prior public offerings and has co-managed two other public offerings. The Representative's lack of experience as a lead managing underwriter of public offerings could adversely affect the Offering and the subsequent development of a liquid public trading market in the Company's securities.

BROAD DISCRETION IN APPLICATION OF PROCEEDS

     Approximately 64.5% of the net proceeds of this Offering will be applied to acquisitions and working capital. Accordingly, management will have a broad discretion over the use of proceeds. See "Use of Proceeds."

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its ability to successfully implement its business strategy and to operate profitably depends on the continued employment of its senior management team led by Mr. Bjorn Nysted. If Mr. Nysted or other members of the management team become unable or unwilling to continue in their present positions, the Company's business and financial results could be materially adversely affected. See "Management."

PRODUCT LIABILITY

     The Company has approximately $500,000 in product liability insurance with respect to the sale of electrical, electronic and audio visual products. The Company also has approximately $2,000,000 of product liability insurance with respect to the manufacture of lathes. To date, the Company has not been a party to any material product liability claims asserted against it, and believes its product liability insurance is sufficient. However, no assurance can be given that in the future a claim will not be made against the Company and that, if made, such insurance will be sufficient.

CONTROL BY MANAGEMENT

     Following this Offering, management of the Company beneficially owns approximately 59.7% of the outstanding Common Stock. Accordingly, management of the Company will have the power to elect a majority of the directors, appoint management and approve certain actions requiring the approval of a majority of the Company's stockholders. See "Principal Stockholders" and "Description of Securities."

ANTI-TAKEOVER PROVISIONS

         Certain of the provisions of the Company's Certificate of Incorporation could make it more difficult for a third party to acquire control of the Company, even if such change in control would be beneficial to stockholders. The Certificate of Incorporation allows the Company to issue preferred stock without stockholder approval. Such issuances could make it more difficult for a third party to acquire control of the Company. See "Description of Securities--Preferred Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     The Company currently has 2,800,000 shares of Common Stock outstanding that are "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In general, under Rule 144, a person who has satisfied a two-year holding period may, under certain circumstances, sell within any three month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in such shares during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity or other limitation by a person who is not an affiliate of the Company and who has satisfied a three-year holding period. Any substantial sale of restricted securities under Rule 144 could have a significant adverse effect on the market price of the Company's securities.

     Giving effect to the sale of 1,000,000 by the Company and 100,000 shares by the Principal Stockholders, the Company will have issued and outstanding 3,800,000 shares of its Common Stock, of which 2,700,000 will be "restricted securities". See "Shares Eligible for Future Sale."

     All of the Company's securityholders, on the date hereof, have agreed not to publicly sell, for a period of two (2) years from the date of this Prospectus, any shares of the Company's Common Stock without the prior written consent of the Representative. The Representative's decision whether to release such individuals from their lock-ups will be dependent upon market conditions, including the price and volume for the Company's securities, as well as the need to maintain orderly market conditions.

DILUTION

     The initial public offering price per share exceeds the net tangible book value per share. Accordingly, the purchasers of shares sold in the Offering will experience immediate and substantial dilution (approximately 68.5%, or $3.42, per share). See "Dilution."

DIVIDENDS POLICY

     The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. To date, no dividends have been declared or paid on the Common Stock, and the Company does not intend to declare any dividends in the foreseeable future. It is currently anticipated that earnings, if any, will be used to develop and finance the Company's proposed business operations. See "Dividend Policy."

LACK OF MARKET FOR COMMON STOCK AND WARRANTS; DETERMINATION OF OFFERING PRICES

     Prior to this Offering, there has been no sustained public market for the Company's Common Stock and no public market for the Company's Warrants. The Company does not know the extent to which investor interest in the Company will lead to development of a trading market or how liquid that market might be. The initial public offering prices of the Common Stock and Warrants and the exercise price and other terms of the Warrants were determined through negotiations among the Company and the Underwriter. Investors may not be able to resell their shares of Common Stock or Warrants at or above the initial public offering prices. See "Underwriting".

NASDAQ MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM NASDAQ MARKET; RISKS OF LOW-PRICED STOCKS

         The Company has applied for listing of the Common Stock and Warrants on NASDAQ upon the Effective Date. The Commission has approved rules for imposing criteria for listing of securities on NASDAQ, including standards for maintenance of such listing. If the Company is unable to satisfy NASDAQ maintenance criteria for listing in the future, its securities may be delisted from NASDAQ. In such event, trading, if any, in the Company's securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's securities.

         If the Company's Common Stock or Warrants are not listed on Nasdaq and/or the Boston Stock Exchange, they may become subject to Rule 15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell shares of the Company's Common Stock in the secondary market.

PENNY STOCK REGULATION

         The Commission defines a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to the Company's Common Stock or Warrants if they are listed on The Nasdaq SmallCap Market or the Boston Stock Exchange and the Company provides certain price and volume information on a current and continuing basis, or meets required minimum net tangible assets or average revenue criteria. The Company cannot assure you that our shares will qualify for exemption from these restrictions. If the Company's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the securities could be adversely affected.

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

         The Warrants offered hereby are redeemable, in whole or in part, at a price of $.05 per Warrant, commencing one year after the Effective Date and prior to their expiration; provided that (i) prior notice of not less than 30 days is given to the Warrantholders; (ii) the closing bid price of the Company's Common Stock for the twenty (20) consecutive trading days immediately prior to the date on which the notice of redemption is given, shall have exceeded $9.25 per share; and (iii) Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the Exercise Price at a time when it may be disadvantageous for them to do so, or to sell the Warrants at the current market price when they might otherwise wish to hold them, or to accept the redemption price, which may be substantially less than the market value of the Warrants at the time of redemption. The Company has agreed to use its best efforts to keep the registration statement current in connection with any proposed exercise of the Warrants. Further, the Warrants may not be exercised unless the registration statement pursuant to the Securities Act covering the underlying shares of Common Stock is current and such shares have been qualified for sale, or there is an exemption from applicable qualification requirements, under the securities laws of the state of residence of the holder of the Warrants. Although the Company does not presently intend to do so, the Company reserves the right to call the Warrants for redemption whether or not such underlying shares are not, or cannot be, registered in the applicable states. Such restrictions could have the effect of preventing certain Warrantholders from liquidating their Warrants. Further, in the event the Company does not have a current registration statement in effect, the Company would be unable to call the Warrants for redemption. See "Description of Securities--Warrants."

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS

         Holders of the Warrants will have the right to exercise the Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the applicable state or states. The Company has undertaken and intends to file and keep current a prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. In addition, purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in the jurisdiction in which such purchasers reside, or an exemption to such qualification exists or is granted in such jurisdiction. The Warrants may lose or be of no value if a prospectus covering the shares issuable upon the exercise thereof is not kept current or if such underlying shares are not, or cannot be, registered in the applicable states. See "Description of Securities--Warrants."

RELATIONSHIP OF UNDERWRITERS TO TRADING

         The Underwriters may act as brokers or dealers with respect to the purchase or sale of the Common Stock and the Warrants in the over-the-counter market where each is expected to trade. The Representative also has the right to act as the Company's exclusive agent in connection with any future solicitation of warrantholders to exercise their Warrants. Regulation M, which was recently adopted to replace Rule 10b-6 of the Securities Exchange Act of 1934, as amended, may prohibit the Representative from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during a period beginning nine business days prior to the commencement of any such solicitation and ending on the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Representative may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Representative and soliciting broker/dealers may be unable to continue to make a market in the Company's securities during certain periods while the exercise of Warrants is being solicited. Such a limitation, while in effect, could impair the liquidity and market price of the Company's securities.

UNDERWRITERS' WARRANTS AND REGISTRATION RIGHTS

         In connection with this Offering, the Company has agreed to sell to the Underwriters, for $10, the Underwriters' Warrants which entitle the Underwriters to purchase up to 110,000 shares of Common Stock and/or 165,000 Warrants, respectively. The securities issuable upon exercise of the Underwriters' Warrants are identical to those offered pursuant to this prospectus. The Underwriters' Warrants are exercisable at $6.00 and $.12, respectively, for a period of four years commencing one year from the Effective Date. The exercise of the Underwriters' Warrants and the Warrants contained in the Underwriters' Warrants may dilute the value of the shares of Common Stock to be acquired by holders of the Warrants, may adversely affect the Company's ability to obtain equity capital, and, if the Common Stock issuable upon the exercise of the Underwriters' Warrants and the Warrants contained in the Underwriters' Warrants are sold in the public market, may adversely affect the market price of the Common Stock. The Underwriters have been granted certain "piggyback" and demand registration rights for a period of five years from the Effective Date with respect to the registration under the Securities Act of the securities directly or indirectly issuable upon exercise of the Underwriters' Warrants. The exercise of such rights could result in substantial expense to the Company. See "Underwriting."

EFFECT OF YEAR 2000 ISSUES ON THE COMPANY'S OPERATIONS

         Recently, national attention has focused on the potential problems and costs resulting from computer programs being written using two digits rather than four to define the year. After December 31, 1999, many computer systems used today may be unable operate properly because it will recognize the date as the year 1900 rather than the year 2000. The Company has been assessing this Year 2000 issue as it relates to its business. Because the Company is dependent on third party vendors, the Company's review covers both the Company's own computer systems and the computer systems of the Company's third party vendors and manufacturers. Failures and interruptions, if any, resulting from the inability of certain computing systems of third party vendors to recognize the Year 2000 could have a material adverse effect on the Company's results of operations. For example, the Company may be unable to process sales transactions, send invoices or engage in any similar normal business activity. Although the Company may incur substantial costs in correcting Year 2000 issues, such costs are uncertain and cannot be estimated at this time.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale the Securities offered hereby are estimated to be approximately $3,893,550 ($4,632,832.50 if the Underwriters' Over-allotment Option is exercised in full) after deducting underwriting commissions and discounts and other expenses of the Offering. The Company expects to use the net proceeds approximately as follows:

                                                                                                        Approximate
                     Application of                                            Approximate             Percentage of
                      Net Proceeds                                            Dollar Amount            Net Proceeds

         Repayment of Notes(1)                                                  $   834,400                   21.4%
         Repayment of Indebtedness(2)                                               550,000                   14.1%
         Acquisitions(3)                                                          2,000,000                   51.4%
         Working Capital                                                            509,150                   13.1%
                                                                                 ----------                  -----
           Total                                                                 $3,893,550                  100.0%
                                                                                 ==========                  =====

--------------------

(1) The Notes which are payable to unaffiliated third parties were originally payable on the earlier of the closing of this Offering or February 15, 1998. The holders of the Notes have agreed to extend the due date on the Notes to the earlier of the closing of this Offering or November 15, 1998. $142,500 of the principal amount of the Notes, together with accrued interest thereon, were repaid in November 1998. The Company has paid all accrued interest on the remaining outstanding Notes through August 15, 1998. The remaining principal amount of the Notes of $807,500 bears interest at the rate of 10% per annum. In the event the Notes are repaid on December 15, 1998, the total amount of interest to be paid to the holders of the Notes shall be approximately $26,900. The proceeds of the loans were used for corporate and general working capital purposes, including the costs incurred in connection with a previously withdrawn proposed public offering.

(2) The Company intends to use a portion of the proceeds from this Offering to repay certain loans which were made to the Company and its subsidiary, Nortelco AS, by Mr. Goran Haggqvist for the purpose of financing repayment of portions of the Notes, paying interest on the Notes and paying certain other costs in connection with this Offering. See "Certain Transactions."

(3) The Company intends to use a portion of the proceeds from this Offering to pursue acquisition of entities with businesses and/or assets similar to the Company's. The amount of funds required for any proposed acquisition will depend upon the nature, size and structure of such acquisition. In the event that the Company requires additional funds for any proposed acquisition, the Company may be dependent upon its ability to obtain additional financing to complete such acquisition. See "Risk Factors--Acquisition Strategy."


         The foregoing represents the Company's current estimate of the allocation of the net proceeds of the Offering based upon certain assumptions relating to the Company's business. Future events, including changes in economic conditions, regulatory or competitive conditions, and the success or lack thereof of the Company's businesses, may make shifts in the allocation of funds necessary or desirable. There can be no assurance that the Company's estimates will prove to be accurate or that unforeseen expenses will not be incurred.

         The Company anticipates, based on its currently proposed plans and assumptions relating to its operations, that the proceeds of this Offering, together with projected cash flow from operations and available cash resources, will be sufficient to satisfy the Company's contemplated cash requirements for at least twelve (12) months following the consummation of this Offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate, or if the proceeds of this Offering or cash flow otherwise prove to be insufficient to fund operations (due to unanticipated expenses, problems, difficulties or otherwise), the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or may be required to seek additional financing sooner than currently anticipated or curtail its expansion activities. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all.

         Proceeds not immediately required for the purposes described above will be invested principally in short-term bank certificates of deposit, short-term securities, United States Government obligations, money market instruments or other interest-bearing investments.

                                    DILUTION

         The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common stock. The following discussions allocate no value to the Warrants.

         At  June  30,  1998,  the  Company's   tangible   assets  exceeded  its
liabilities by approximately $2,099,000 and accordingly the Company's Common Stock had a net tangible book value of approximately $0.75 per share. After giving effect to the receipt of the net proceeds from the sale of the Common Stock offered hereby at an initial public offering price of $5.00 per share of Common Stock (less underwriting discount and offering expenses) the pro forma net tangible book value of the Company at June 30, 1998 would have been approximately $5,987,550 or $1.58 per share, representing an immediate increase in net tangible book value of $0.83 per share to the existing stockholders and an immediate dilution of $3.42 per share (68.4%) to new investors. The following table illustrates dilution to new investors on a per share basis:

         Initial public offering price                                                                             $5.00
           Net tangible book value per share before this Offering(1)                                 $0.75
           Increase per share attributable to new investors                                           0.83
                                                                                                     -----
         Pro forma net tangible book value per share after
           this Offering                                                                                            1.58
         Dilution per share to new investors(2)                                                                    $3.42

(1) Net tangible book value per share is determined by dividing the Company's net tangible book value (total assets less intangible assets and total liabilities) at June 30, 1998 by the number of shares of Common Stock then outstanding.

(2) Dilution per share is determined by subtracting pro forma net tangible book value per share after the Offering from the initial public offering price per share. The foregoing table also assumes no exercise of the Underwriters' Warrant or options to purchase 250,000 shares of Common Stock to be granted pursuant to the Company's Stock Option Plan.

         In the event the Underwriters exercise the Over-allotment Option in full, the pro forma net tangible book value per share would be approximately $6,726,300 which would result in dilution to new investors of $3.40 per share.

         The following table sets forth on a pro forma basis as of June 30, 1998 the respective positions of the Company's existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price per share paid by the existing stockholders and by the new investors with respect to the 1,000,000 shares of Common Stock to be issued by the Company at an initial public offering price of $5.00 per share.


                                                                                       Percentage
                                              Percentage                                Of Total          Average
                           Shares              of Total            Aggregate          Consideratio         Price
                        Purchased(1)            Shares           Consideration             n             per Share
Existing
Shareholders.........         2,800,000          73.7%                 $2,211,800        30.7%             $0.79

New Investors........         1,000,000          26.3%                 $5,000,000        69.3%             $5.00
                              ---------         ------                 ----------        -----
Total................         3,800,000         100.0%                 $7,211,800        100.0%
                              =========         ======                 ==========        ======

     (1) This information does not reflect 250,000 Shares that may be issued under the Company's Stock Option Plan.

         The foregoing table assumes no exercise of any Warrants or options to purchase 250,000 shares of Common Stock to be granted pursuant to the Company's 1998 Stock Option Plan.

                                 DIVIDEND POLICY

         To date, the Company has paid no dividends on any shares of its Common Stock and the Company's Board of Directors has no present intention of paying any dividends on its Common Stock in the foreseeable future, as it intends to use its earnings, if any, to generate increased growth. The payment by the Company of dividends in the future, if any, rests solely within the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, capital requirements and financial condition, as well as other factors deemed relevant by the Company's Board of Directors. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may also limit the Company's ability to pay dividends.

                                 CAPITALIZATION

         The following table sets forth (i) the capitalization of the Company as of June 30, 1998, and (ii) such capitalization as adjusted to give effect to the sale, by the Company, of 1,000,000 shares of Common Stock and 1,650,000 Warrants at initial public offering prices of $5.00 per share and $.10 per Warrant and the application of the net proceeds therefrom. This table should be read in conjunction with the Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                                                                                June 30, 1998
                                                                                          As
                                                                           Actual         Adjusted(1)
                                                                                (unaudited)
Current liabilities ...................................................   $  8,399,000    $  7,209,000
Long-term liabilities .................................................   $  1,279,000    $  1,279,000
Common Stock, $.001 par value; 19,000,000 shares authorized; ..........      2,800,000
  shares issued and outstanding as of June 30, 1998 (actual); 3,800,000 shares issued and
  outstanding as adjusted .............................................   $      2,800    $      3,800
Capital in excess of par value ........................................   $  2,209,000    $  6,096,550
Retained earnings .....................................................   $  1,204,000    $  1,204,000
Cumulative Currency Translation Adjustment ............................   $   (334,000)   $   (334,000)
  Total shareholders' equity ..........................................   $  3,081,800    $  6,970,350
                                                                          ------------    ------------
  Total liabilities and shareholders' equity ..........................   $ 12,759,800    $ 15,458,350
                                                                          ============    ============

(1)      The  adjusted   column  reflects  the  changes  that  will  occur  upon
         completion of this Offering.

                              MARKET FOR SECURITIES

         There is presently no established public trading market for the Company's Common Stock. Present management is unaware of any active trading in the Company's Common Stock within the last five (5) years.

         The approximate number of record holders of the Company's Common Stock as of November 1, 1998 was approximately 630.

                         SELECTED FINANCIAL INFORMATION

         The following is a summary of the Company's financial information extracted from the indicated year end Consolidated Financial Statements of the Company, and is qualified in its entirety by the detailed financial information appearing in the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The unaudited Consolidated Financial Statements of the Company for the interim periods ended June 30, 1998 and 1997, have been prepared by management from the books and records of the Company and reflect, in the opinion of management, all adjustments (consisting of normally occurring accruals), necessary for a fair presentation of the financial position, results of operations, and changes in the financial position of the Company, as at the periods indicated therein. Results for interim periods are not necessarily indicative of results which can be expected for the entire year.


Statement of Operations Data:

                                                     Years Ended                                               Six Months Ended
                                                     December 31,                                                     June 30,
                                          1994        1995         1996         1997                             1997        1998
                                    ------------------------------------------------------                    -----------  --------
                                            (in thousands, except for per share amounts)                                 (Unaudited)

REVENUES:

   Net Sales                           $  5,343       $ 25,333    $ 26,564      $ 25,561                   $   12,473       $ 12,798
   Cost of Goods Sold                     3,694         15,258      15,891        15,436                        7,495          7,402
                                       --------       --------   ---------      --------                        ------        ------

   Gross Profit                           1,649         10,075         10,673          10,125                   4,978          5,396

  Sales & Marketing
    Expenses                                473          3,144          3,713           3,455                     812            759
   General & Administrative
    Expenses                           719               5,924          5,952           6,062                   3,809          3,915
   Amortization of agency
    and distribution rights                  15            212            168             202                     103             76
                                       --------         ------         ------           -----                  ------         ------

   Income from operations                   442            795            840             406                     254            646
                                       --------         ------         ------          ------                  ------         ------

   Interest income                            8             83             39              22                      40            22
   Foreign exchange gain                   --              100             60              46                      --             --
   Interest expense                        (50)          (514)          (487)            (438)                   (255)         (235)
   Foreign exchange loss                    (8)           (26)           (18)           (42)                       --            --
                                       --------        -------         ------        -------                   ------         ------

   Net Income (loss)
    before taxes                            392            438            434             (6)                       39          433

Income taxes payable                         92            196            311             119                       63          193
Change in deferred taxes                     --            (5)            (30)          (1)                         --           --
                                        -------        -------          ------      -------                     ------       -------

   Total taxes                               92            191             281          118                         63           193
                                       --------        -------          ------      -------                     ------       -------

   Net Income (loss)                        300            247             153        (124)                       (24)           240
                                       --------        -------         -------      -------                     ------       -------

   Translation adjustments                   33            265           (82)         (473)                      (317)          (77)
                                       --------        -------         ------       -------                     ------       -------

Other comprehensive income:
   Comprehensive income (loss)              333            512             71         (597)                      (341)           163
                                       ========        =======         ======       -------                     ======        ======

Earnings Per Share:
   Basic                               $ 44.11       $ 27.65       $  .14       $ (.04)                         $ (0.01)       $ .13
                                       =======       =======       ======       =======                         ========      ======
   Diluted                             $ 44.11       $ 27.65       $  .14       $ (.04)                         $ (0.01)       $ .13
                                       =======       =======       ======       =======                         ========      ======

                        CONSOLIDATED BALANCE SHEET DATA:

                                                            December 31,
                                     ----------------------------------------------------------
                                                   1995               1996                     1997               June 30, 1998
                                     ---------------------------------------------------------                     (unaudited)
                                                                   (in thousands)

 ASSETS:
   Current Assets:
   Cash and cash equivalents                      $   491              $   410                   $   547               $   274
   Restricted Cash and cash Equivalents                                                                                    120
   Trade Accounts Receivable                        3,832                4,227                     4,899                 4,697
  Other Receivables                                    63                  152                       127                   297
   Inventory                                        4,501                4,734                     3,765                 4,806
   Prepaid Expenses                                   258                  245                       250                    71
                                                  -------              -------                   -------               -------

   Total Current Assets                             9,171                9,927                     9,725                10,265
                                                  -------              -------                   -------               -------

   Property, plant and equipment, net               1,234                1,138                     1,173                 1,212
   Prepaid pension expense                            501                  457                       326                   287
   Agency & distribution rights                     1,297                1,121                     1,086                   982
   Other Assets                                        55                  114                        39                    13
                                                  -------              -------                   -------               -------

   Total Assets                                    12,258               12,757                    12,349                12,759
                                                  =======              =======                   =======               =======


LIABILITIES AND SHAREHOLDERS' EQUITY:
   Current Liabilities:
   Short-term borrowings                          $  1,331             $ 2,352                   $ 3,118               $ 2,930
   Accounts payable                                  3,485               3,456                     3,112                 3,087
   Witholding tax and other taxes payable            1,170                 936                       987                   710
   Income taxes payable                                 45                 273                        59                   279
   Prepayments from customers                          574                 448                       270                   342
   Current portion long-term debt                      403                 422                       167                   167
   Related party debt                                1,000                 494                        --                --
   Current prtion of related prty dbts                                                                                     129
   Other current liabilities                           660                 479                       496                   755
                                                  --------             -------                   -------               -------

   Total current liabilities                         8,668               8,860                     8,265                 8,399
                                                     -----             -------                   -------               -------

   Long-term Liabilities:
   Long term debt                                      991                 204                       746                   902
   Related party debt                                  --                   --                       246                   206
   Deferred income taxes                               202                 175                       171                   171
                                                  --------             -------                   -------               -------

   Total long-term liabilities                       1,193                 379                     1,163                 1,279
                                                  --------             -------                   -------               -------

   Total liabilities                                 9,861               9,239                     9,428                 9,678
                                                  --------             -------                   -------               -------

   Shareholders' Equity:
   Common Stock, authorized 100,000,000
    shares issued & outstanding, 1,900,625
    shares per June 30, 1998 & 1997                    --                    3                         3                     3
   Capital in excess of par value                    1,161               2,208                     2,208                 2,208
   Retained earnings                                   938               1,091                       967                 1,204
   Other comprehensive income                        --                    216                     (257)                  (334)
                                                  --------             -------                   -------               --------

   Total shareholders' equity                        2,397               3,518                     2,921                 3,081
                                                  --------             -------                   -------               -------

   Total liabilities and Total
   shareholders' equity                           $ 12,258             $12,757                   $12,349               $12,759
                                                  ========             -------                   =======               =======

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere in this Prospectus. The discussion is based upon such financial statements which have been prepared in accordance with U.S. Generally Accepted Accounting Principles and are presented in United States dollars ($).

Results of Operations

                                                                               For Twelve Months
                                                                            Ended December 31,
                                                                         1997             1996             1995
Net Sales                                                               100.0%           100.0%           100.0%
Cost of Goods Sold                                                       60.4%            59.8%            60.2%
                                                                       -------           ------           ------
Gross Profit                                                             39.6%            40.2%            39.8%
Operating Expenses:
 Selling, General and Administrative                                     38.0%            37.0%            36.7%
 Interest                                                                 1.6%             1.5%             1.4%
Earnings before other income taxes
 extraordinary income and minority interest                               0.0%             1.7%             1.7%
Earnings before taxes, extraordinary income
 and minority interest                                                    0.0%             1.7%             1.7%
Earnings/(Loss) before taxes & minority interest                          0.0%             1.7%             1.7%
Earnings/(Loss) before minority interest                                 (0.5%)            0.6%             1.0%
Net Earnings/(Loss)                                                      (0.5%)            0.6%             1.0%



                                                                            For Six Months
                                                                             Ended June 30,
                                                                         1998             1997
Net Sales                                                               100.0%           100.0%
Cost of Goods Sold                                                       57.8%            60.1%
                                                                       -------          -------
Gross Profit                                                             42.2%            39.9%
Operating Expenses:
 Selling, General and Administrative                                     37.1%            37.7%
 Interest                                                                 1.7%             1.7%
Earnings before other income taxes
 extraordinary income and minority interest                               3.4%             0.5%
Earnings before taxes, extraordinary income
 and minority interest                                                    3.4%             0.5%
Earnings/(Loss) before taxes & minority interest                          3.4%             0.5%
Earnings/(Loss) before minority interest                                  1.9%            (0.1%)
Net Earnings/(Loss)                                                       1.9%            (0.1%)



Comparison of the six Months Ended June 30, 1998 to the six Months Ended June 30, 1997.

        The Company operates in two industry segments:(a) the purchase and distribution of electronic, electrical and audio-visual equipment (The Nortelco Group) and (b) the design, assembly and distribution of lathes (Storebro Machine
AB).

        Net Income

     The Company's net income for the six month period ended June 30, 1998 was $240,000, an increase of $246,000 from 1997, when the Company had a net loss of $6,000. Net income for The Nortelco Group increased by approximately 523%, from $77,000 to $479,000, as a result of the Company increasing its sales and obtaining a higher percentage of the market. Net income increased especially within the fire protection area due to large "call-off" orders received in connection with two offshore oil rig projects.

     For the six month period ended June 30, 1998, Storebro Machine AB had a net loss of ($46,000), compared to net income of $52,000 for six month's ended June 30, 1997, which represented a decrease of approximately 189%. The decrease primarily resulted from a large decrease in its sales to the German market due to lower prices on lathes produced in the Far East. Storebro also suffered from the effects of lower exchange rates on certain Far East currencies. As a result, the Company has taken steps to improve Storebro's results, including purchasing more materials from Far East countries in order to reduce its prices. The Company has also recently begun to implement a corporate restructuring of Storebro. This restructuring has included changes in its senior management and a significant reduction in the number of its employees, as well as changes in its sales methods. The Company beleives that the effects of its changes will not be realized until 1999.

     Net income from operations for the Company's Scandinavian subsidiaries, the Nortelco Group and Storebro, increased from operations increased by approximately 335% from $129,000 for the six month period ended June 30, 1997 to $433,000 for the six month period ended June 30, 1998.

        The net income (loss) for the Company's two industrial segments were offset by net losses incurred by the Company in the amount of $193,000 for the six months ended June 30, 1998 and $135,000 for the six months ended June 30, 1997.

        Net Sales

        Net sales for the Company increased by $324,000 for the six months ended June 30, 1998, from $12,474,000 to $12,798,000, or approximately 2.6%, from the previous year as a result of normal growth.

        Gross Profit

        Gross profit increased for the six months ended June 30, 1998 by $417,000 from $4,979,000 to $5,396,000, or approximately 8.4% as a result of the increased net sales and higher profit margin on products sold.

        Selling, General and Administrative Expenses

        Selling, General and Administrative Expenses increased for the six months ended June 30, 1998 by $44,000, from $4,706,000 to $4,750,000, and decreased as a percentage of net sales to 37.1% from 37.7%.


Comparison of the Twelve Months Ended December 31, 1997 to the Twelve Months Ended December 31, 1996.

        Net Income

        The Company incurred a net loss in 1997 of ($124,000). This represents a decrease of $278,000 from 1996, when the Company had net income of $153,000. Net income for The Nortelco Group decreased by approximately 61.8%, from $579,000 to $221,000, as a result of increased SG&A due to an increased number of employees as well as increased advertising costs. These increased costs were undertaken by management in order to develop some of the Company's business areas for future growth. Net income for Storebro Machine AB decreased by approximately 116.7% from $209,000 to ($35,000), as a result of a decreased level of sales, smaller gross profit due to a loss on four special lathes and higher interest costs due to a higher working capital credit. The net income (loss) for The Nortelco Group and Storebro Machine AB were offset by net losses incurred by the parent company, Nordic Equity Partners Corp., in the amount of $311,000 and $635,000 for the years ended December 31, 1997 and 1996, respectively.

        Net Sales

        Net sales decreased by $1,003,000 for the twelve months ended December 31, 1997, from $26,564,000 to $25,561,000, or approximately 3.8%, mainly due to a higher exchange rate for NOK and SEK into U.S. dollars. In fact, net sales increased for The Nortelco Group with 7.6% in Scandinavian currency, due to a higher sales in Nortelco AB and Nortelco System-Teknikk AS as a result of starting a sales office in Finland, increased market shares and increased prices of products sold. In U.S. dollars, net sales for The Nortelco Group decreased by $377,000 for the twelve months ended December 1997, from $22,042,000 to $21,665,000, or approximately 1.7%. Net sales for Storebro Machine AB decreased by $626,000 for the twelve months ended December 31, 1997, from $4,684,000 to $4,058,000, or approximately 13.4%. In Scandinavian currency, net sales decreased by 1.7% due to the fact that the very important German market did not pick up as generally expected.

        Gross Profit

        Gross profit decreased in 1997 by $548,000, from $10,673,000 to $10,125,000, mainly as a result of a higher exchange rate into US$. Gross profit for The Nortelco Group decreased by approximately 0.6%, from $8,639,000 to $8,588,000. In Scandinavian currency, gross profit increased by approximately 8.8% as a result of increased net sales, increases in prices of products sold as well as a change in the mix of products sold resulting in the sales of products with a higher gross profit margin. Gross profit for Storebro Machine AB decreased by $497,000 for the twelve months ended December 31, 1997, from $2,034,000 to $1,537,000, or approximately 24.4% due to a higher exchange rate SEK/USD, a loss on four special machines and due to the fact that the price competition on the German market hardened considerably generating less gross profit than normally expected.

        Selling, General and Administrative Expenses

     SG&A  decreased  in 1997 by $38,000,  from  $9,719,000  to  $9,757,000  and increased as a percentage of net sales to 38.0% from 37.0%. In Scandinavian currency The Nortelco Group's SG&A increased by approximately 14.7% as a result of an increased number of employees and higher marketing costs. Also in Scandinavian currency, Storebro Machine AB's SG&A decreased by approximately 2.6% as a result of lower expenditures on marketing activities.

Comparison of the Twelve Months Ended December 31, 1996 to the Twelve Months Ended December 31, 1995.

        Net Income

     The Company's net income for the twelve month period ended December 31, 1996 was $153,000, a decrease of $94,000 from 1995, when the Company had a net income of $247,000. Net income for the Nortelco Group increased by approximately 215%, from $184.000 to $579,000, as a result of an increased level of sales, lower depreciation and interest cost as well as a decreased advertising cost. Net income from Storebro Machine AS decreased by approximately 15.4% from $247,000 to $209,000, as a result of lower gross profit margin in % of net sales, increased SG&A due to an increased number of employees and higher advertising costs. The net income for the Nortelco Group and Storebro Machine AS were offset by net losses incurred by the parent company, Nordic Equity Partners Corp., in the amount of $635,000 and $184,000 for the years ended December 31, 1996 and 1995, respectively.

        Net Sales

        Net Sales increased by $1,231,000 for the twelve months ended December 31, 1996, from $25,333,000 to $26,564,000, or approximately 4.9%, from the previous year as a result of normal growth. Net sales for the Nortelco Group increased by $740,000, from $21,306,000 to $22,041,000, or approximately 3.5%, as a result of normal growth. Net sales for Storebro Machine AB increased by $495,000, from $4,027,000 to $4,523,000, or approximately 12.3%, mainly due to an increased level of sales to the German market.

        Gross Profit

     Gross Profit increased in 1996 by $598,000, from $10,075,000 to $10,673,000 due to a higher level of sales. Gross profit for the Nortelco Group increased by approximately 2.3%, from $8,440,000 to $8,638,000 as a result of normal growth. Gross profit for Storebro Machine AB increased by approximately 24.4%, from $1,635,000 to $2,035,000 as a result of a higher percentage of the net sales was spare parts with higher gross margin percentage.

        Selling, General and Administrative Expenses

        Selling, General and Administrative Expenses increased for twelve months ended December 31, 1996 by $553,000 from $9,280,000 to $9,833,000, and increased as a percentage of net sales to 37.0% from 36.7%. SG&A for the Nortelco Group decreased by approximately 3.0%, from $7,736,000 to $7,504,000. SG&A for Storebro Machine AB increased by approximately 29.8%, from $1,334,000 to $1,732,000, due to an increased number of employees and higher advertising costs.

        Effects of Foreign Currency

     The functional currency used by each of the Company's subsidiaries are either Norwegian NOK, Swedish SEK or Finish FIM. The Company's sales are invoiced in Norwegian NOK, Swedish SEK and Finish FIM. All foreign invoices received by the Company are booked at the exchange rate as of the date of such invoices. Thereafter, upon payment of such invoices by the Company, the gain or loss resulting from the change in exchange rate between the invoice date and the payment date will be credited or debited to the Company's financial costs or income. Accordingly, the Company is subject to foreign currency fluctuations. The Company does maintain a foreign currency account with respect to sales to and purchases from customers and suppliers in Germany.

        Liquidity and Capital Resources

        Historically, The Nortelco Group has financed its operations and acquisitions through borrowings from certain officers and/or directors of the Company, loans under its bank credit agreements and cash flow from operations. Storebro Machine AB has financed its operations from cash flow from operations and loans under its bank credit agreement.

        The primary uses of The Nortelco Group's cash are product acquisitions from suppliers, and to fund, in part, growth through acquisition of corporations with compatible product lines. The primary uses of Storebro Machine AB's cash are to purchase materials and inventory used in the assembly of its lathe product line.

Storebro, no assurance that such restructuring will be successful or that Storebro will, in the future, be profitable.

     Net cash used by operating activities for the Company was $310,000 for the year ended December 31, 1997, and $380,000 for the six months ended June 30, 1998. Bank indebtedness was $1,874,052 at December 31, 1997, and $1,869,514 at June 30, 1998

     The Company's working capital was $1,460,000 at December 31, 1997 and $1,866,000 at June 30, 1998. The Company's accounts receivable were $4,898,697 at December 31, 1997 and $4,697,255 at June 30, 1998. The Company's inventory was $3,765,291 at December 31, 1997 and $4,805,182 at June 30, 1998.

        In August 1997, Gjensidige Bank, a Norwegian Bank posted one year letters of credit in favor of Nortelco AS ($221,000) and Nortelco System Teknikk AS ($124,000). Under this facility, Nortelco AS and Nortelco System-Teknikk AS pay to Gjensidige Bank an annual fee of 1.5% on such amount payable quarterly in advance. Such letters of credit are posted as security for the Company's lease on its corporate headquarters located in Oslo, Norway. Such letters of credit are renewable annually at the option of Nortelco AS and Nortelco System-Teknikk AS.

        In August 1997, Gjensidige Bank posted a letter of credit for Nortelco System-Teknikk AS in the aggregate principal amount of $438,000 to guarantee projects delivered and prepayment received according to Norwegian Standard. Under such facility, Gjensidige charges an annual fee of 1.5% per annum payable quarterly in advance. There are no charges for the facility, only on the amount of issued letters of credit at any time. The amount of letters of credit issued was $18,000 at December 31, 1997, and $95,000 at June 30, 1998.

        The Nortelco Group collectively have revolving working capital credit facilities in an aggregate amount of approximately $2,138,000. Such working capital credit facilities consist of the following: (1) Nortelco AS has a revolving working capital credit facility of approximately $828,000 with Gjensidige Bank, Nortelco System-Teknikk AS has a revolving working capital credit facility of approximately $414,000 with Gjensidige Bank, Brannteknikk AS has a revolving working capital credit facility of approximately $69,000 with Soegne Sparebank, a Norwegian Bank, and Nortelco AB has a revolving working capital credit of approximately $827,000 with S-E Banken, a Swedish Bank. The Nortelco AS and Nortelco System-Teknikk AS credit lines bear interest at the rate of 7.25% per annum for the funds used payable quarterly. Gjensidige Bank also receives a fee of 0.125% each quarter for all funds outstanding at such time under each such credit facility. Nortelco AB's credit line bears interest at the rate of 6.6% per annum for the funds used payable quarterly. S-E Banken also receives a fee of 0.5% on the total credit line payable yearly in advance. Brannteknikk AS' credit line bears interest at the rate of 7.5% per annum for the funds used payable quarterly and a fee of 0.125% each quarter for all funds outstanding. (2) Storebro Machine AB has a revolving working capital credit line of approximately $377,000 with Handelsbanken, a Swedish bank. Storebro Machine AB's credit line bears interest a the rate of 7.1% per annum for the funds used payable quarterly. Handelsbanken also receives a fee of 1.0% on the total credit line payably yearly in advance.

        As of June 30, 1998, the following companies had the following amounts outstanding under such facilities: Nortelco AS had approximately $749,000 outstanding; Nortelco System Teknikk AS had approximately $264,000 outstanding; Nortelco AB had approximately $530,000 outstanding; and Storebro Machine AB had approximately $326,000 outstanding. All the revolving credit facilities are secured by the respective companies' inventory and accounts receivable.

        In May 1997, Nortelco AS and Nortelco System-Teknikk AS entered into seven-year working capital loans expiring in May 2004 with Gjensidige Bank in the amounts of $396,000 and $264,000, respectively. Such loans each bear interest at the rate of 7.25% per annum, payable quarterly, and have an annual repayment schedule of $56,560 for Nortelco AS and $37,707 for Nortelco System-Teknikk AS. As of June 30, 1998,

Nortelco  AS  had   $353,897   outstanding   under  such  loans,   and  Nortelco
System-Teknikk AS had $235,893 outstanding under such loans.

     Under the credit facilities between Nortelco AS, Nortelco System-Teknikk AS and Gjensidige Bank discussed above, Nortelco AS and Nortelco System-Teknikk AS have each secured such loans by providing cross security interests in the amount of $2,639,500 of the inventories and accounts receivable of each such corporations. As part of the corporate restructuring described under "History of the Company-Corporate Restucturing", Nortelco Nordic AS will be required to provide security by pledging its shares in Nortelco AB.

     Management believes that the credit facilities of The Nortelco Group and Storebro Machine AB, together with internally generated funds and the proceeds of this Offering will be adequate to meet the Company's working capital requirements for at least the twelve month period following the completion of this Offering.

                             HISTORY OF THE COMPANY

The Company

     The Company was organized under the laws of Delaware in May 1994. In May 1995, the Company entered into an agreement and plan of merger with Sherman, Goelz & Associates ("SGA"), pursuant to which SGA was merged with and into the Company, with the holders of shares of common stock of SGA receiving one share of Common Stock of the Company for each share of SGA owned by them. Prior to the merger, as described below, SGA had acquired (i) 80% of the issued and outstanding shares of Common stock of Nortelco AS, and (ii) all of the shares of Common Stock of Storebro Machine AB. Subsequent to the merger with SGA, in November 1995, the Company acquired the remaining 20% of the issued and outstanding shares of common stock of Nortelco AS from Nordic Business Development AS ("NBD") for 216,000 shares of Common Stock of the Company, which shares were provided to NBD from the principal shareholders of the Company.

Nortelco AS

     In November  1994, the Company  acquired 80% of the issued and  outstanding common stock of Nortelco AS from Universal Commodity Trading Group, Inc. ("Universal") for an aggregate consideration of $2,285,000. The $2,285,000 purchase price paid by SGA to Universal was paid in a combination of $785,000 of cash and 856 shares of Common Stock of SGA.

     In November 1995, the Company acquired the remaining 20% of the issued and outstanding shares of common stock of Nortelco AS from Nordic Business Development AS ("NBD") for 216,000 shares of Common Stock of the Company, which shares were provided to NBD from the principal shareholders of the Company.

Storebro Machine AB

     In November 1994, the Company acquired all of the issued and outstanding shares of common stock of Storebro Machine AB from Ovington Investments Limited ("Ovington") for an aggregate consideration of $1,600,000, which consideration was paid in a combination of $215,000 of cash and 722 shares of Common Stock of SGA.

Corporate Restructuring

        In April 1998, the Company incorporated Nortelco Nordic AS, a Norwegian corporation, for the purpose of becoming the parent holding company for all of the company's subsidiaries which are involved in the importation and distribution of electrical, electronic and audio visual products. Prior to the completion of this Offering, the Company intends to complete a corporate restructuring which will result in the Company having the following corporate structure:

[graphic ommitted]

                                    BUSINESS

GENERAL

     Nordic Equity Partners Corp. imports and distributes products for use in the electronic, electrical and audio visual industries, and designs, installs and sells complete, customized conference rooms and auditoriums and provides after sale service and maintenance support to its customers. The Company also designs, assembles and distributes lathes, sells lathe spare parts to existing lathe owners and services, and repairs and overhauls lathes owned by third parties. All of the Company's business and sales are conducted in the geographic area of Scandinavia.

Electrical, Electronic and Audio Visual Products

     The Company imports and distributes products for use in the electronic, electrical and audio visual industries. The Company also designs, installs and sells complete, customized conference rooms and auditoriums and provides after sale service and maintenance support to its customers.

        Importation and Distribution of Products

     The Company does not manufacture any of the electrical, electronic or audio visual products that it distributes. The Company imports more than 13,000 products for distribution to over 1,000 customers throughout Scandinavia. The Company purchases its products from over fifty (50) non-affiliated third party manufacturers worldwide including Germany and the United States. Sales of products manufactured by TTC, Inc. constituted 6.6% of the Company's revenues for the six month period ended June 30, 1998 and 12.3% of the Company's revenues for the year ended December 31, 1997. Sales of products manufactured by Lycab AB constituted 5.7% of the Company's revenues for the six month period ended June 30, 1998 and 7.1% of the Company's revenues for the year ended December 31, 1997. No other manufacturer's products accounted for more than 5% of the Company's sales in 1997.

     The Company's product strategy is to have its product line consist substantially of products which are supplemental, or add-on, products to other high volume electrical products. Such products are generally highly specific products which are marketed and sold to a very narrow part of the market. Accordingly, the Company believes that its product line consists of "niche" products. The products sold by the Company range in price from $1.00 to $100,000.

     Substantially all of the Company's products are sold by its internal sales force which consists of approximately fifty (50) full time salespersons based in Scandinavia. The Company believes that because its salespersons are experienced and have technical backgrounds, it is able to service the continuing needs of its customers and attract additional customers.

     The Company's gross profit from the sale of electrical, electronic and audio visual products results primarily from the difference between the price it purchases its products from non-affiliated third party manufacturers and the price at which it sells such products to its customers.

     The Company believes that because of the high cost of establishing and maintaining operations in Scandinavia, many foreign product manufacturers avoid doing so. As a result, many of such companies enter into agreements with the Company for the Company to act as their distributor or agent in some or all of such countries. Because the Company already has established operations in such countries, the Company believes it can distribute products more efficiently and inexpensively.

     Revenues for the Company from the sale of electrical, electronic and audio visual products were approximately $11,041,000 for the six months ended June 30, 1998, $21,665,000 for the year ended December 31, 1997 and $22,042,000 for the year ended December 31, 1996. Net income for the Company from the sale of electrical, electronic and audio visual products was approximately $479,000 for the six months ended June 30, 1998, $220,700 for the year ended December 31, 1997 and $578,500 for the year ended December 31, 1996.

Design, Assembly and Distribution of Lathes

        The Company designs, assembles and distributes lathes. The Company also sells lathe spare parts to existing lathe owners and services, repairs and overhauls lathes owned by third parties.

        The Company sells over seven different types of its lathes which include both computer numerically controlled ("CNC") lathes and traditional manually-operated lathes. The Company also manufactures and sells a lathe which can function as either a manually operated or CNC lathe. The Company distributes its lathes mainly to customers in Germany and Sweden, both through its own and independent sales representatives. The prices of its products range from $18,000 to $360,000.

        Revenues for the Company from the sale of lathes were approximately $1,756,000 for the six months ended June 30, 1998, $3,897,000 for the year ended December 31, 1997 and $4,522,000 for the year ended December 31, 1996. Net income (loss) for the Company from the sale of lathes was approximately ($46,300) for the six months ended June 30, 1998, ($35,000) for the year ended December 31, 1997 and $209,000 for the year ended December 31, 1996.

PRODUCTS

Electrical, Electronic and Audio Visual Products

     The Company imports and sells approximately 13,000 select technical products to its customers throughout Scandinavia. Products included in the Company's product line are generally the same products that such manufacturers market and sell in other countries. In determining which products to include in its product line, the Company examines factors such as demand for the product in other countries, as well as competition and customer demand within Scandinavia. The price range that the Company sells its products ranges from $1 to $100,000.

        Electronics Products

     The Company purchases and resells approximately 5,000 different products in
the   electronics   industry   including   components,   telecommunication   and
datacommunication equipment and studio and communication equipment.


    o     Components. The electronic components sold by the Company consist of power conditioning components that protect, stabilize and monitor a proper  and  continuous  flow of power to  electronic  and  electrical appliances  and  equipment,  such as computers.  These  components are designed to protect such equipment from  disturbances  and memory loss that can result from blackouts,  voltage  fluctuations and transients.
          They include  electronic  voltage regulators that protect computers by compensating for rapid and slow variations in voltage, electronic line conditioners to protect computers and electronics systems from voltage variations,  line noises and voltage spikes; power supply systems that
          guarantee  power  to  computers  without  significant   interruptions;
          powerline diagnostic analyzers that detect powerline disturbances such as voltage fluctuations,  voltage spikes or blackouts; and high energy transient protection components such as zener diode regulators, bridge rectifiers,  gas  discharge  tubes and filters.  These  products  also
          include        semiconductors,        precision        potentiometers,
          resistors/capacitators,  ferrites and interconnecting  components that hook up public  telephone  networks,  data  networks and optical fiber networks.

  o Telecommunication Products. Telecommunication products sold by the Company generally are innovative test and measurement instruments used in the

                                       31

        development,    installation    and    maintenance   of    sophisticated
        telecommunications  networks. Products included in this category include a wide array of portable  instruments  and  permanently  located  system testers, multi-function communicators,  analyzers that typically test at the physical and logical  levels of network  organization  which measure performance  and error on a wide  range of  network  transmission  media equipment,  modular,  portable fiber optic test instruments  which allow both central  office and field  technicians to isolate fiber optic cable breaks and measure  degradation  caused by aging  connectors and related components.

   o      Datacommunication   Products.   Datacommunications   products  sold by
          the Company provide users of information  networks with the management tools to ensure reliable network  operations and products to condition the data operations for  transmission  via private or public networks.
          These products are designed  primarily to manage data transmission and communication  networks in a computer environment.  Among the products included in this  product  category  and sold by the  Company  include
          patches    used    for    monitoring,    testing    and    rearranging
          datacommunications  lines and  equipment and high  performance  packet switching  equipment which breaks up data into "packets" for efficient transmission over private and public data networks, which generally is a cost  effective  means  for  companies  to  transmit  data over long distances.

   o Studio and Communication Products. Included in this product line is a wide array of speakers, amplifiers, microphones, microphone systems and headphones with related accessories and components, and a wide array of multifamily (apartments) and business (office) video entry security systems, residential audio and audio/video intercoms, conference and simultaneous interpretation systems.

        Electrical Products

        The Company imports and distributes approximately 7,000 products for use in the electrical field. The price range that the Company sells products to its customers in this division is from $1 to $1,000.

        The Electrical products sold by the Company include spark protected metering equipment and heavy-duty lighting equipment, passive and active fire protection equipment, as well as tools and materials for electrical installations.

   o Explosion Prevention Equipment. These products include a wide array of "explosion prevention" equipment designed to be used in offshore drilling or other hazardous areas, such as protected self-housed, high performance switches, transformers, terminals, terminal blocks, cables, junction and distribution boxes and a wide variety of protected, high quality line bushings and cable entries.

   o Lighting. The Company sells approximately 200 lighting products. These products are generally used in highly hazardous areas such as utility plants and offshore drilling rigs, including a wide variety of special purpose lighting systems for, among other uses, ships and offshore drilling platforms including floodlights, hazardous arc lighting equipment, lanterns and searchlights, and products used in the shipping industry, such as search lights used by shipyards, and electrical installers.

   o Fire Protection Equipment. The products in this area consist of fire protection, pressure-tight systems and components for both cables and pipes. This equipment is used to prevent the spread of fire and gas in hazardous areas such as on ships and oil rigs and other potentially hazardous areas. The equipment is also used to seal off construction into watertight and fireproof sections so that if a fire or gas leak occurs, the spread of fire or gas between sections of cables or pipes would be prevented.

   o Installation Materials. These products include heat-shrinkable products that protect energy and signal conductors, connectors and cable systems from corrosion, chemicals and environmental hazards, miniature circuit breakers, switch gear, time switches, accessories for cabinets, and a wide variety of electrical insulation tapes for high and low voltage, infrared heating systems and anaconda circuits.

        Audio Visual Products

        The Company sells approximately 1,000 products in the audio visual industry. The Company's audio visual products include audio equipment (AV cassette recorders, microphones, sound systems and cassettes) overhead projectors and accessories and related equipment (such as projection screens, portable and fixed video projectors and data interface equipment), conference room and auditorium furniture and related equipment and light-dimming systems. The price range for such products generally range from $100 to $80,000. The Company also provides consulting services with clients regarding previously-built conference rooms and auditoriums.

   o Products. These products include audio equipment (AV cassette recorders, microphones, sound systems and cassettes) overhead projectors and accessories and related equipment (such as projection screens, portable and fixed video projectors and data interface equipment), conference room and auditorium furniture and related equipment and light-dimming systems. The products also include a wide variety of additional related and compatible services and "add-ons" such as designing, equipping and installing "turn-key", fully equipped conference rooms and auditoriums.

   o Services. The Company provides consulting services to clients regarding previously-built conference rooms and auditoriums.

        In addition to the foregoing, the Company leases equipment such as overhead slide or film projectors, offers its customers service and maintenance programs for systems either designed or installed by the Company or others, and provides installation assistance for equipment purchased.

Lathes

        The lathes which the Company designs, assembles, and distributes are principally used as metal cutting machine tools. The lathes may, however, be specially designed to work with plastic or other materials. Metal cutting machine tools utilize a process in which a part or finished product is generated or shaped by rotating the workpiece. Lathing is a machining process whereby a surface is shaped with a tool contained in the lathe which is applied to the rotating workpiece which is fitted in the lathe.

     Typically, early metal working machines, including lathes, were either manually operated or specifically engineered for production applications. In the early 1950's, numerical controls were introduced which automated the operations of a machine tool and increased its efficiency. In the mid 1970's, microprocessors were integrated with numerical controls, which allowed personnel on the shop floor to program and perform sophisticated metal working tasks without central office support. Machine tools with computer numerical controls are referred to as "CNC" machines. All other machine tools are referred to as "conventional" machines.

     The Company's lathe product line includes both manual lathes and CNC lathes. In the year ended December 31, 1997, the Company sold 21 lathes, of which 4 were manual lathes and 17 were CNC lathes. The Company also sells lathe parts to existing lathe owners and also services, repairs and overhauls existing lathes.

     Manual Lathes. The Company's manual lathes are used in small workshops, vocational schools and tool rooms of large manufacturing companies. The Company sells two lines of its manual lathes, the GK-195 and the SB-N.

   o The GK-195 manual lathe. This product is used for smaller jobs such as in repair shops and vocational schools. Generally, these lathes are designed to be used for small single jobs and single small pieces such as making spare parts for, among other things, automobiles and boats. The GK-195 lathe may also be designed by the Company in varying lengths and with various options, depending upon the needs and specifications, if any, of a particular customer.

   o The SB-N lathe. This product is used for substantially larger, heavy production jobs such as the manufacture of heavy metal cylinders and axles. The SB-N model, depending on customer needs and specifications can be designed in a variety of lengths and with a variety of options. Depending on the number of "add-ons," if any, a particular client may request to be built into a particular lathe, the price range for the GK-195 lathes ranges from approximately $18,000 to $28,000 and approximately $60,000 to $160,000 for the SB-N lathe.

        CNC Lathes. The Company's CNC lathe machine product line consists of five basic models: the STM 2000, the STM 2500, the STM 4000, the STM 6000 and the STM Alert 500. The main difference in the models is the size of the "chuck" within the lathe and the general size of the lathe. The "chuck" is the component of the lathe which holds the workpiece. Within the four basic CNC lathes sold by the Company, an unlimited variety of any of each such lathes can be designed and assembled by the Company, depending upon a particular customer's specifications and requirements. All of the Company's CNC lathes incorporate CNC control systems produced by Siemens AG. The Company does not have any written agreements with Siemens AG.

        The Company believes that all of its CNC lathes are equipped with state-of-the-art interactive programming capabilities with operator guidance, blueprint programming and graphics. All controls are located in a sliding console which the Company believes allows the operator easy access. The software can be manually input into the machine or fed into memory. Because data entry and display for such lathes are simplified, each of the Company's CNC lathes are shop-floor programmable.

        Depending on the number of "add-ons", a particular client may request to be built into a particular CNC lathe, the price ranges of the lathes are as follows: the STM 2000 ranges from approximately $110,000 to $150,000; the STM 2500 ranges from approximately $130,000 to $180,000; the STM 4000 ranges from approximately $160,000 to $270,000; and the STM 6000 ranges from approximately $175,000 to $360,000.

        Alert Lathe. In 1996, the Company introduced the ALERT lathe, which is a combination of a conventional and a CNC lathe. The Company believes that this lathe can either be used as a conventional lathe with a control system recording the various manual operations made by the operator making a first part in order to automatically turn the next workpiece in accordance with the originally turned piece (teach-in), or in the alternative, it can be programmed in a very easy and user-friendly way as an ordinary CNC machine. Depending on the number of "add-ons", a particular client may request, the price ranges of the ALERT lathe ranges from approximately $70,000 to $210,000;

        The Company also generates revenues from providing maintenance and support services to lathe owners and from the sale of spare parts for lathes.

SOURCES OF MANUFACTURING

Electronic, Electrical and Audio Visual Products

        The Company does not manufacture any of the electronic, electrical and audio visual products its distributes. The electronic, electrical and audio visual products the Company distributes are purchased from various manufacturers as finished products and are stored at the Company's corporate headquarters and subsequently sold by the Company to its customers. The Company has not entered into any written, material contracts with any of its product manufacturers for the manufacture of products for the Company.

     The Company's electronic, electrical and audio visual products are imported from non-affiliated, third-party manufacturers throughout the world including Germany (approximately 15%), the United States (approximately 22%), England (approximately 7%), and certain countries in the Far East, aggregating approximately 10%. No other country accounted for more than 5%.

     Sales of products manufactured by TTC, Inc. constituted 6.6% of the Company's revenues for the six month period ended June 30, 1998 and 12.3% of the Company's revenues for the year ended December 31, 1997. Sales of products manufactured by Lycab AB constituted 5.7% of the Company's revenues for the six month period ended June 30, 1998 and 7.1% of the Company's revenues for the year ended December 31, 1997. No other manufacturer's products accounted for more than 5% of the Company's sales in 1997.

     Electronic, electrical and audio visual products purchased by the Company are paid for by either letter of credit or wire transfer. Payment is made by the Company only upon the proper fulfillment of terms established between the Company and the manufacturer. Most product purchases are made and paid for in local operating currencies.

Lathes

        The Company manufactures and assembles all of its lathes on a customized basis. Based upon discussions with a particular customer, the Company's in-house engineers produce drawings of the type of lathe desired by the customers. For example, where customers request specialized add-on features, such as automated loading and unloading, the Company contracts with a local unaffiliated design consulting firm, which produces drawings of the specialized features. The drawings are than finalized by the Company's engineers. Based upon such drawings, the Company has molds of the particular lathe parts manufactured by various unaffiliated local subcontractors. The steel molds are than sent to a local unaffiliated foundry, which produces iron castings to be used for the major body and various other parts of the lathe. The iron castings are sent back to the Company and the lathe body and the mechanical features are machined to correct specifications and assembled into a customized lathe in the Company's workshop.

        All of the components used in assembling the Company's lathes are purchased from independent third parties. Many of such components are standard components and can be ordered and delivered to the Company in one to sixteen weeks. The Company keeps an internal supply of the standard components.

MARKETING, SALES AND DISTRIBUTION

Electronic, Electrical and Audio Visual Products

     The Company distributes electronic, electrical and audio visual products throughout Scandinavia through its own sales representatives. The Company currently has fifty (50) in-house full-time sales representatives. The Company believes that each such sales representative is a highly trained, technical person able to explain and install the products and assist the customer in problem solving and after-sale maintenance. Purchasers of the Company's products include retailers, end users and wholesalers. Other than purchase orders completed by customers, the Company does not have written agreements with its customers but sells products to customers on open accounts with payment terms typically varying from thirty (30) to ninety (90) days.

     The Company also markets electronic, electrical and audio visual products at international and regional trade shows in Norway and Sweden. In addition, the Company maintains showrooms in its Oslo and Stockholm facilities where it exhibits its products to customers.

     The Company directly, or through independent salespersons, takes written orders for its products. If the Company has the particular item in inventory, it generally ships it or makes it available for pick-up by the customer within one day. If the particular product is not in inventory, the Company orders such product from the manufacturer. Delivery of such products to its customers can take, depending on how quickly the Company is able to obtain the product from the manufacturer, up to six months. Cancellations are generally made in writing and the Company takes appropriate steps to notify its manufacturers of such cancellations.

        The Company generally does not accept returns, although consistent with industry practices, it makes exceptions to this policy on a case-by-case negotiated basis. Generally, the Company provides a one to three year warranty on its products pursuant to which it replaces defective products. To date, replacement of products under warranty by the Company have not been material.

        The Company considers backlog for the Nortelco Group to be written customer orders received but not yet shipped by the Company. The Nortelco Group's backlog at June 30, 1998 was approximately $2,950,000. Backlog generally represents orders that will be shipped within six months. Because customer orders may be canceled at any time without penalty, the Company believes that backlog may not accurately indicate sales for any future period.

     The Company has a computer system and custom-made software which enables it to have a fully integrated state-of-the-art distribution system. The Company believes that this system saves a substantial amount of time and manpower in the Company's distribution process, and also allows the Company to order and distribute its products in a timely and efficient manner. The Company's computer distribution system encompasses its entire logistics network from purchase orders to the actual receipt of inventory in its warehouse and from sales orders to customer invoice and collection. This system enables the Company to track a product order from initiation through the ultimate cash receipt from the customer. The system also has a built-in management information system, which enables the Company to analyze its total profitability as well as profitability by a particular product or customer.

Lathes

     The Company sells its lathes primarily in Sweden and Germany. Sales of lathes to Swedish customers accounted for approximately 60% and 75% of all of its lathes sold in the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. In addition, sales of lathes to German customers accounted for approximately 27% and 10% of all of its lathes sold in the year ended December 31, 1997 and the six months ended June 30, 1998. In Sweden, the Company sells lathes through its two full-time, in house sales representatives. In Germany, the Company sells lathes through MWD-Vertriebs GmbH, an independent sales representative. MWD sells lathes in the German market on a non-exclusive basis. The Company has also distributed its lathes to customers in Norway, Denmark and Switzerland through independent sales representatives located in these countries. Such representatives purchase the lathes and then sell them to their customers.

     Generally, all sales of lathes require customers to pay an initial down payment of approximately 30% of the purchase price, and the balance on delivery. Delivery of a lathe from the date of order generally is approximately four months.

     The Company advertises through trade shows and trade magazines in Sweden and uses its corporate headquarters to exhibit lathes to customers. Outside of Sweden, all advertising and promotion is done by the Company's independent sales representatives at their own costs.

     For all lathes sold, the Company provides a twelve (12) month full warranty and provides on-site services to customers including delivery of replacement parts during the warranty period.

     The Company considers backlog to be written customer orders received but not yet shipped. At June 30, 1998, the Company's backlog was $1,030,000. Backlog generally represents orders that will be shipped and invoiced within eight months. Because the Company has not experienced any cancellations of customer orders, the Company believes that backlog accurately indicates sales for future periods.

        As stated above, the Company has not experienced any cancellations of customer orders. However, in the event that a cancellation of an order for a lathe occurs, the Company will retain the customer's 30% down payment. In the case of cancellation of an order for spare parts, the customer will be charged a 20% cancellation charge on items which the Company has in its inventory, and a 40% cancellation charge on externally purchased spare parts. In all cases, the Company will be responsible for its commitments to third party manufacturers from whom it may order parts.

PRODUCT LIABILITY

        Nortelco AS has approximately $500,000 in product liability insurance with respect to the sale of electronic, electrical and audio visual equipment. The Company has approximately $2,000,000 of product liability insurance with respect to the sale of lathes. To date, the Company has not been a party to any material product liability claims asserted against it, and the Company believes its product liability insurance policies are sufficient.

COMPETITION

        The Company competes in markets that are extremely competitive and sensitive to changing consumer preferences and demands. The Company competes against many companies that are better known, substantially larger and more diversified, and have substantially greater financial, employee and marketing resources than the Company, as well as greater name recognition and the ability to develop and market products similar to and more competitively priced than those distributed by such corporations. The Company's competitors with respect to the sale of electrical, electronic and audio visual products include Hauke, Ltd. (England), Group Schneider, Ltd. (France), Wandel & Golterman GmbH (Germany), Asea Brown Bowery AS (Norway) and Audio Grafiska (Norway). The Company's competitors with respect to the sale of lathes include Emco Maier Gesellschaft m.b.H. (Austria), Gildemeister N.E.F.-Drehmaschinen GmbH (Germany),
A. Monforts GmbH & Co. Maschinenfabrik (Germany), Traub AG (Germany), Yamazaki Mazak Corporation (Japan), Okuma Machinery Works Ltd. (Japan) and Mori Seiki Co., Ltd. (Japan). No assurances can be given that the Company will be able to compete in its markets.

EMPLOYEES

        At June 30, 1998, the Company employed an aggregate of approximately 103 persons. Of such 103 persons, 82 persons were employed by The Nortelco Group and 21 persons were employed by Storebro Machine AB, all of which are full time employees.

FACILITIES

Electronic, Electrical and Audio Visual Products

        The Company leases approximately 30,000 square feet in Oslo, Norway, pursuant to a lease expiring December 31, 2003, at a rate of $490,000 per year, subject to an escalation clause based upon the Norwegian Consumer Price Index. The premises are used as Nortelco AS's executive offices, warehouse, showroom and business office. The Company also leases approximately 12,000 square meters in Solna, Sweden, which is used as the main sales office, executive office, warehouse and workshop for Nortelco AB pursuant to a lease expiring December 31, 1999 at a rent of approximately $90,000 per year. The Company also leases space in Gothenburg, Sweden, pursuant to a five-year lease expiring June 30, 2001, at an annual rent of $9,600.

Electronic, Electrical and Audio Visual Products

        Pursuant to a year-to-year lease, the Company leases approximately 22,000 square feet in Storebro, Sweden. Of such 22,000 square feet, 6,000 square feet is used as Storebro Machine AB's executive and main offices and the remaining 16,000 square feet is the workshop for assembling, re-tooling and repairing lathes. The lease is renewable on six (6) months notice and the lease payment is approximately $55,000 per annum, subject to an annual escalation clause based upon the Swedish Consumer Price Index. The Company also leases approximately an additional 8,000 square feet, also in Storebro, Sweden, which space is used to warehouse spare parts for lathes that the Company sells. The lease is renewable on nine (9) months notice and the annual rent payments are approximately $7,500.

LEGAL PROCEEDINGS

        The Company is not party to any material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

        The directors and executive officers of the Company are as follows:

Name                               Age           Position

Bjorn Nysted                        60           President, Chief Executive Officer and Director
Goran Haggqvist                     55           Chairman of the Board
Tore Strand                         42           Chief Financial Officer, Treasurer and Secretary
Espen Komnaes                       46           Director

         Set forth below is a brief background of the executive officers and directors of the Company, based on information supplied by them.

     GORAN HAGGQVIST has been the Chairman of the Board of the Company since May 1994. From May 1994 to September 1996, Mr. Haggqvist was President of the Company. Since April 1993 and April 1994, Mr. Haggqvist has been the Chairman of the Board of Directors of Storebro Machine AB and Nortelco, respectively. Since 1992, Mr. Haggqvist also has been the President and controlling shareholder of Haggqvinvest AB a privately held international corporate finance firm that invests in and provides advisory services in connection with domestic and international corporate transactions. From 1985 to 1992, he was the President of Societe Generale (Sweden), the Swedish subsidiary of Societe Generale France. Prior to such time, he held a number of executive positions with two Swedish banks including Executive Vice President of Gotabanken and President of Svenska Handelsbanken S.A., Luxembourg. Mr. Haggqvist also was the Assistant to the
Swedish Trade Commissioner in Zurich. Mr. Haggqvist received a master's degree in political science from the University of Gothenburg in 1970.

     BJORN NYSTED has been the President of the Company since September 1996, and he has been a Director of the Company since May 1994. From May 1994 to September 1996, Mr. Nysted was the Treasurer of the Company. Mr. Nysted has been the President, and a Director of Nortelco since 1990 when he founded Nortelco. Mr. Nysted is also the Chairman of the Board of Directors of Nordic Business Development AS, a privately held corporation controlled by Mr. Nysted and certain of his family members.

     TORE STRAND has been the Chief Financial Officer, Treasurer and Secretary of the Company since March 1997, and he has been the Chief Financial officer of Nortelco since February 1990. From 1989 to February 1990, Mr. Strand was the Chief Financial Officer of M-Gruppen AS, a Norwegian group which sells kitchen-products for the professional market. From 1983, to 1989, Mr. Strand was the Section Manager, Finance in Lefac AS, a Norwegian Lease and Finance company. Mr. Strand received a Master of Business degree from the University of Lund, Sweden in 1983.

     ESPEN KOMNAES has been a Director of the Company since September 1996. Since November, 1997, Mr. Komnaes has been a partner at Komnaes & Huser ANS, an Oslo, Norway based law firm. From 1985 to November 1997, Mr. Komnaes was a partner at Meltvedt, Komnaes & Co., an Oslo, Norway based law firm. Mr. Komnaes received a degree in jurisprudence from the University of Bergen in 1979.

     Directors are elected annually by the stockholders and hold office until the next annual meeting and until their respective successors are elected and qualified. Executive officers are elected by the Board of Directors and hold office until their respective successors are elected and qualified.

     The Company has agreed that for a period of three years, the Representative will have the right to designate a person to be a non-voting advisor to the Company's Board of Directors who will receive the same compensation as a nonofficer member of the Board of Directors and who will be indemnified by the Company against any claims arising out of his participation at meetings of the Board of Directors. Such person will serve only in an advisory position in order to protect the investors in the Offering. In lieu of the Representative's right to designate an advisor to the Board of Directors, the Representative shall have the right during such three year period, in its sole discretion, to designate one person for election as a director of the Company and the Company will use its best efforts to obtain the election of such person who shall be entitled to receive the same compensation, expense reimbursements and other benefits as any other director. The identity of such person has not been determined as of the date hereof, and it is not expected that such right will be exercised in the immediate future. The Company believes that the non-voting advisor will not have any liabilities while acting in such capacity, and it intends to obtain directors and officers insurance for such person in the event that such person is elected to the board of directors.

Executive Compensation

         The following table sets forth, in U.S. dollars, the cash compensation paid by the Company or its subsidiaries for services rendered during the fiscal years ended December 31, 1997, 1996 and 1995 to its chief executive officer. No other executive officer's compensation exceeded $100,000.

                           Summary Compensation Table

                                    Long-Term
                        Annual Compensation Compensation



                                                                                       Other Annual
Name and Principal Position                Year     Salary ($)     Bonus ($)         Compensation ($)        Options (#)
---------------------------               -----     ----------     ---------         ----------------        -----------

Bjorn Nysted, President and
Chief Executive Officer................    1997     100,000         15,000                  --                   --
                                           1996      82,000         10,000                  --                   --
                                           1995      77,000         10,000                  --                   --


Employment Agreements

     The Company's subsidiary, Nortelco Nordic AS, intends to enter into a five year employment agreement with Bjorn Nysted, President and Chief Executive Officer of the Company, as of the Effective Date of this Offering, pursuant to which Mr. Nysted shall receive an annual base salary of $160,000. Mr. Nysted shall agree to devote all of his business time to the affairs of the Nortelco Group. In addition, Nortelco Nordic AS shall also agree to pay to Mr. Nysted an $15,000 annual automobile allowance. The Company has the right to terminate the employment agreement on twelve months notice, and Mr. Nysted shall have the right to teminate the employment agreement on six months notice. Such employment contract shall provide that in the event that Mr. Nysted is terminated by the Company, he shall be entitled to receive all compensation under his employment agreement.

     The Company's subsidiary, Nortelco Nordic AS, intends to enter into a five year employment agreement with Tore Strand, Chief Financial Officer, Treasurer and Secretary of the Company, as of the Effective Date of this Offering, pursuant to which Mr. Strand shall receive an annual base salary of $82,000. Mr. Strand shall agree to devote all of his business time to the affairs of the Company. In addition, Nortelco Nordic AS shall also agree to provide Mr. Strand with the use of an automobile. The Company shall have the right to terminate the employment agreement on twelve months notice. Mr. Strand shall have the right to terminate the employment agreement on six months notice.

     Messrs. Nysted and Strand shall agree not to disclose any confidential information of the Company during the term of employment or thereafter. In addition, Messrs. Nysted and Strand shall agree not to compete with the Company during the term of their employment and for a period of one year after the date of the termination of their employment with the Company.

         Although each of the companies in the Nortelco Group and Storebro Machine AB have entered into employment agreements with a number of their respective employees, the Company has not entered into any other employment agreements.

Consulting Agreement

     The Company's subsidiary, Nortelco Nordic AS, entered into a two year consulting agreement with Goran Haggqvist, Chairnman of the Board of the Company, as of November 11, 1998, pursuant to which Mr. Haggqvist shall receive an annual compensation of $48,000. Pursuant to the consulting agreement, Mr. Haggqvist shall agree to assist the Company with corporate planning, financial public relations, business strategies and shareholder relations.

1998 Stock Option Plan

         The Company's 1998 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors and the stockholders of the Company as of November 11, 1998.

         The Stock Option Plan provides for the granting of options to purchase up to 250,000 shares of the Company's Common Stock that are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the United States Internal Revenue Code or as options that are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). Options to purchase shares may be granted under the Stock Option Plan to persons who, in the case of Incentive Stock Options, are employees (including officers) of the Company, or, in the case of Nonstatutory Stock Options, are employees (including officers) or non-employee directors of the Company or consultants to the Company.

         The Stock Option Plan provides for its administration by a committee chosen by the Board of Directors comprised of directors who are disinterested persons (as defined in Rule 16(b)(3) under Section 16(b) of the Securities Exchange Act of 1934). Once the committee is chosen by the Board of Directors, the Stock Option Committee shall have full discretionary authority, subject to certain restrictions, to determine the number of shares for which Incentive Stock Options and Nonstatutory Stock Options may be granted and the individuals to whom, the times at which, and the exercise price for which options will be granted.

         The exercise price of all Incentive Stock Options granted under the Stock Option Plan must be at least equal to the fair market value of such shares on the date of the grant, or, in the case of Incentive Stock Options granted to the holder of 10% or more of the Company's Common Stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which Incentive Stock Options may be granted is ten years from the date of grant (five years in the case of an individual owning more than 10% of the Company's Common Stock). The aggregate fair market value (determined at the date the option is granted) of shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000. If such amount exceeds $100,000, the Board of Directors or the Committee may, when the Options are exercised and the shares transferred to an employee, designate those shares that will be treated as Incentive Stock Options and those that will be treated as Nonstatutory Stock Options.

         As of the date hereof, no options under the Stock Option Plan have been granted.

Compensation of Directors

         Directors of the Company do not receive compensation for their services as directors; however, the Board of Directors may authorize the payment of compensation to directors for their attendance at regular and special meetings of the Board and for attendance at meetings of committees of the Board as is customary for similar companies. Directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to the Company. As of the date of this Prospectus, no person has received compensation for serving as a director.

Limitation on Liability of Directors

         The Delaware General Corporation Law permits a corporation, through its Certificate of Incorporation, to exonerate its directors from personal liability to the corporation, or to its stockholders, for monetary damages for breach of fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the extent permitted by this statutory provision.

         The Company has been advised that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Act, that provision is against public policy as expressed in the Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of November 1, 1998, certain information concerning beneficial ownership of shares of Common Stock with respect to (i) each person known to the Company to own 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the executive officer(s) of the Company named in the Summary Compensation Table, and
(iv) all directors and officers of the Company as a group:


                                        Amount              Percentage of        Amount                Percentage of
                                        and Nature          Common Stock         and Nature            Common Stock
                                        Beneficially        Owned Before         Beneficially          Owned After
                                        Owned Before        Offering             Owned After           Offering
     Name                               Offering            (1)(2)               Offering              (1)(2)
     ----                               --------            ------               --------              ------

Goran Haggqvist                     1,208,729(3)              43.2%                1,158,729(3)             30.5%
Karlaplan 10
Stockholm, Sweden

Bjorn Nysted                        1,158,818(4)              41.4%                1,108,818(4)             29.2%
c/o Nortelco Nordic AS
P.O. Box 116
Manglerud Oslo, Norway

Jan Haggqvist
Overas Parkvagen 18
Gothenburg, Sweden                    185,844                  6.6%                  185,844                 4.9%

Tore Strand
c/o Nortelco Nordic AS
P.O. Box 116
Manglerud Oslo, Norway                        0                  0                           0                 0

Espen Komnaes                                 0                  0                           0                 0
c/o Komnaes & Huser ANS
P.O. Box 1661 Vika
Oslo, Norway

All Officers and
Directors as a
Group (4 persons)                2,367,547(5)                 84.6%                2,267,547(5)             59.7%

  *  Less than 1% of issued and outstanding.

(1) Based upon 2,800,000 shares of Common Stock issued and outstanding before the Offering and 3,800,000 shares of Common Stock issued and outstanding after the Offering. However, each beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within sixty (60) days have been exercised or converted. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days upon the exercise of options or warrants.

(2) Unless otherwise provided herein, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3) Mr. Haggqvist is the Chairman and a Director of the Company and a Director of Nortelco Nordic AS and Storebro Machine AB. Amount and percentage of shares owned after the Offering gives effect to the sale of 50,000 shares of Common Stock by Mr. Haggqvist.

(4) All shares are owned by Nordic Business Development AS, a privately held corporation controlled by Mr. Nysted and certain of his family members. Mr. Nysted is the President and a Director of the Company, and the Managing Director, President, and a Director of Nortelco Nordic AS. Amount and percentage of shares owned after the Offering gives effect to the sale of 50,000 shares of Common Stock by Mr. Nysted.

(5) See footnotes (3) and (4).


                              SELLING STOCKHOLDERS

         The following table set forth certain information at November 1, 1998 and as adjusted to reflect the sale of the Common Stock by the Selling Stockholders.

                                                                       Shares
                                                                    Beneficially                                Shares
                                                                        Owned                                    Owned
               Name of                                                  Prior             Shares                 After
             Stockholder                                             to Offering          Offered              Offering

Jeff Levine                                                               14,730             14,730                  0
Ballard Property Co. #1 Ltd.                                               7,365              7,365                  0
Richard Metsch                                                             7,365              7,365                  0
George Rutland                                                            14,730             14,730                  0
Silverio Conte                                                             7,365              7,365                  0
Wayne Wiseman                                                             14,730             14,730                  0
Joseph Raimando                                                            7,365              7,365                  0
Deborah Caruso                                                            14,730             14,730                  0
Sierra Holding Trust                                                      14,730             14,730                  0
Marscel Aronheim                                                           7,365              7,365                  0
ATB, Inc.                                                                  7,365              7,365                  0
Edward Wilkins                                                             7,365              7,365                  0
Joseph DiMauro                                                             7,365              7,365                  0

                              PLAN OF DISTRIBUTION

         The Selling Stochholders are free to offer and sell their shares of Common Stock at such times, in such manner and at such prices as they shall determine. Such Common Stock may be offered by Selling Stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The Selling Stockholders may also use Rule 144 under the Securities Act, to sell such securities, if he meets the criteria and conform to the requirements of such Rule. There is no underwriter or coordinating broker acting in connection with the proposed sale of Common Stock by the Selling Stockholders.

         The Selling Stockholders have advised the Company that sales of Common Stock may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed price which may be changed, at market prices prevailing at the time of sale, or at negotiated prices, the Selling Stockholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker/dealers which may act as agents or principals. Such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom such broker/dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker/dealer may act as agents might be in excess of customary commissions). The Selling Stockholders and any broker/dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within them meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker/dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         Because the Selling Stockholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities, they will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of his Common Stock, the Selling Stockholders, any selling broker/dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with the Offering.

                              CERTAIN TRANSACTIONS

         During April 1997, the Company's subsidiary, Norleco AS, borrowed an aggregate of approximately $104,00 from Goran Haggqvist, a director of the Company, in order to provide additional funds for working capital. The loan bears interest at the rate of 10% per annum and is payable on demand.

         During February 1998, the Company's subsidiary, Norleco AS, borrowed an aggregate of approximately $121,250 from Goran Haggqvist, a director of the Company, in order to provide additional funds for working capital. The loan bears interest at the rate of 10% per annum and is payable on demand.

         During September 1998, the Company's subsidiary, Norleco AS, borrowed an aggregate of approximately $156,000 from Goran Haggqvist, a director of the Company, in order to provide additional funds for working capital. The loan bears interest at the rate of 10% per annum and is payable on demand.

         During October 1998, the Company borrowed an aggregate of $150,000 from Goran Haggqvist, a director of the Company, in order to provide additional funds for working capital to fund, among other things, the repurchase of certain shares of Common Stock of the Company, and to repay certain outstanding promissory notes of the Company, and to pay accrued interest on certain outstanding promissory notes of the Company. The loan bears interest at the rate of 10% per annum and is payable on demand.

                            DESCRIPTION OF SECURITIES

Common Stock

         The Company is authorized to issue up to 24,000,000 shares of Common Stock, $.001 par value per share, 2,800,000 of which are issued and outstanding as of the date of this Prospectus. The holders of the Common Stock are entitled to receive dividends equally when, as and if declared by the Board of Directors, out of funds legally available therefore.

         Subject to the rights that may be designated by the Board of Directors to the holders of any preferred stock, the holders of the Common Stock have sole voting rights, one vote for each share held of record, and are entitled upon liquidation of the Company to share ratably in the net assets of the Company available for distribution. Shares of the Company's Common Stock do not have cumulative voting rights and vote as a class on all matters requiring stockholder approval. Therefore, the holders of a majority of the shares of Common Stock may elect all of the directors of the Company, control its affairs and day to day operations. The shares of Common Stock are not redeemable and have no preemptive or similar rights. All outstanding shares of the Company's Common Stock are fully paid for and non-assessable.

Preferred Stock

         The Company is authorized to issue 1,000,000 shares of "blank check" Preferred Stock par value $.001 per share ("Preferred Stock"). The Preferred Stock may be issued from time to time, in one or more series, upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock (subject to the prohibition of the Company issuing such shares for two years from the Effective Date, without the consent of the Underwriters), while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely effect the voting power of the holders of the Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely effect the market price of the Common Stock, if the Common Stock is ever publicly traded, of which there are no assurances. As of the date hereof, the Company has no plans to issue, or any present intention to issue any such shares.

Redeemable Common Stock Purchase Warrants

         Each Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $6.00 per share, subject to adjustment, commencing one
year after the Effective Date until     , 2004.

         The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Underwriters and Olde Monmouth Stock Transfer Co., Inc., the warrant agent, and will be evidenced by warrant certificates in registered form.

         The exercise price of the Warrants and the number and kind of shares of Common Stock or other securities and property issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including stock splits, stock dividends, subdivisions, combinations, reclassification, or issuances of stock at a price lower than the current market price. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of the Company in order to enable the holders of the Warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of the Warrants.

         The Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the holders of the Warrants, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

         Warrants may be exercised upon surrender of the Warrant certificate evidencing those Warrants on or prior to the expiration date (or earlier redemption date) of the Warrants to the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (in United States funds, by cash or certified bank check payable to the order of the Warrant Agent) for the number of Warrants being exercised.

         No fractional shares will be issued upon exercise of the Warrants. However, if a holder of a Warrant exercises all Warrants then owned of record by him, the Company will pay to that holder, in lieu of the issuance of any fractional share which would otherwise be issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

         No Warrant will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the issuance of shares of Common Stock issuable upon exercise of the Warrants and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrant. The Company has undertaken to use its best efforts to maintain a current prospectus relating to the issuance of shares of Common Stock upon the exercise of the Warrants until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to maintain a current prospectus, there is no assurance that it will be able to do so. See "Risk Factors--Current Prospectus and State Blue Sky Registration Required to Exercise Warrants."

         The Warrants are redeemable, in whole or in part, by the Company at a price of $.05 per Warrant, commencing one year after the Effective Date and prior to their expiration, provided that (i) prior written notice of not less than 30 days is given to the Warrantholders (ii) the closing bid price per share of the Company's Common Stock as reported on the Nasdaq National Market (or the last sale price, if quoted on a national securities exchange) for the twenty consecutive trading days immediately prior to the date on which the notice of redemption is given, shall have exceeded $9.25 per share and (iii) Warrantholders shall have exercise rights until the close of business the day preceding the date fixed for redemption. The Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption. In addition, subject to the rules of the NASD, the Company has agreed to engage the Underwriters as warrant solicitation agent, in connection with which it would be entitled to a 5% fee upon exercise of the Warrants. See "Underwriting."

Transfer Agent and Warrant Agent

         The Transfer Agent for the Company's Common Stock and the Warrant Agent
for  the  Company's   Warrants  is  Olde  Monmouth  Stock  Transfer  Co.,  Inc.,
Middletown, New Jersey.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon consummation of this Offering, the Company will have 3,800,000 shares of Common Stock outstanding (3,965,000 shares if the Underwriters' Over-allotment option is exercised in full). All of the shares of Common Stock sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an "affiliate" of the Company which will be subject to certain limitations of Rule 144 adopted under the Securities Act.

         The 2,800,000 presently outstanding shares of Common Stock are restricted securities and will be subject to the resale limitations provided for in Rule 144. Under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the company, who has owned restricted shares of Common Stock beneficially for at least two years, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common stock is quoted on an exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A nonaffiliate who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. In meeting the two and three year holding periods described above, a holder who has purchased shares can include the holding periods of a prior owner who was not an affiliate of the Company.

         Giving effect to the sale of 1,000,000 shares by the Company and 100,000 shares by the Selling Stockholders, the Company will have issued and outstanding 3,800,000 shares of its Common Stock, of which 2,700,000 will be "restricted securities".

         All of the Company's securityholders, on the date hereof, have agreed not to publicly sell, for a period of two (2) years from the date of this Prospectus, any shares of the Company's Common Stock without the prior written consent of the Representative. The Representative's decision whether to release such individuals from their lock-ups will be dependent upon market conditions, including the price and volume of the Company's securities, as well as the need to maintain orderly market conditions.

         Prior to this Offering, there has been no sustained market for any securities of the Company. The effect, if any, of public sales of the restricted shares of Common Stock or the availability of such shares for future sale at prevailing market prices cannot be predicted. Nevertheless, the possibility that substantial amounts of restricted shares may be resold in the public market may adversely affect prevailing market prices for the Common Stock and the Warrants, if any such market should develop.

                                  UNDERWRITING

         Subject to the terms and conditions contained in the underwriting agreement between the Company and the Underwriters, for which Mason Hill & Co., Inc. is acting as Representative (a copy of which agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part), the Company and the Principal Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase the number of shares of Common Stock and Warrants set forth opposite its name. All 1,100,000 shares and 1,650,000 Warrants offered must be purchased by the several Underwriters if any are purchased. The Shares and Warrants are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.

                                                             Number of
Underwriter                                           Shares            Warrants

Mason Hill & Co., Inc.





         Total                                    1,100,000            1,650,000
                                                  =========            =========

         The Representative has advised the Company that the Underwriters propose to offer the shares of Common Stock and the Warrants to the public at the offering prices set forth on the cover page of this Prospectus and that the Underwriters may allow to certain dealers who are members in good standing with the National Association of Securities Dealers, Inc. ("NASD") concessions, not in excess of $ per share of Common Stock and $ per Warrant. After the initial public offering, the public offering price and concessions may be changed by the Underwriters.

         The Company has granted the Underwriters an option, exercisable for 45 days from the date of this Prospectus, to purchase up to 165,000 shares of Common Stock and 247,500 Warrants by the Company, at the public offering price less the underwriting discounts set forth on the cover page of this Prospectus. The Underwriters may exercise this option solely to cover over-allotments in the sale of the shares of Common Stock and Warrants offered hereby.

         The Company and the Principal Stockholders have agreed to pay the Underwriters a non-accountable expense allowance of 3% of the gross proceeds of the shares of Common Stock and Warrants sold in this Offering, or a total of $154,950 and $15,000, respectively ($180,442.50 and $15,000, respectively, if the Over-allotment Option is exercised in full), none of which has been paid prior to the date hereof.

         The underwriting agreement provides for reciprocal indemnification between the Company and the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

         The Company has agreed to sell to the Underwriters or their designees, at a price of $10, the Underwriters' Warrants, which entitle the Underwriters to purchase up to 110,000 shares of Common Stock of the Company and/or 165,000 Warrants, respectively. The securities issuable upon exercise of the Underwriters' Warrants are identical to those offered pursuant to this Prospectus. The Underwriters' Warrants will be exercisable at a price of $6.00 per share and $.12 per Warrant, respectively, for a period of four years commencing one year from the date of this Prospectus, and they will not be transferable except to underwriters and selected dealers and officers and partners thereof. Any profit realized upon any resale of the Underwriters' Warrants or upon any sale of the shares of Common Stock or Warrants underlying same may be deemed to be additional Underwriters' compensation. The Company has agreed that, upon written request of the then holder(s) of at least a majority of the Underwriters' Warrants, the Company will register (or file a post-effective amendment with respect to any registration statement registering) the Underwriters' Warrants and the underlying securities under the Securities Act at its sole expense. In addition, the Company has also agreed to certain "piggy-back" registration rights for the holders of the Underwriters' Warrants and the underlying securities.

         The Company has agreed that for a period of three years, the Representative will have the right to designate a person to be a non-voting advisor to the Company's Board of Directors who will receive the same compensation as a nonofficer member of the Board of Directors and who will be indemnified by the Company against any claims arising out of his participation at meetings of the Board of Directors. In lieu of the Representative's right to designate an advisor to the Board of Directors, the Representative shall have the right during such three year period, in its sole discretion, to designate one person for election as a director of the Company and the Company will use its best efforts to obtain the election of such person who shall be entitled to receive the same compensation, expense reimbursements and other benefits as any other director. The identity of such person has not been determined as of the date hereof, and it is not expected that such right will be exercised in the immediate future.

         The Underwriters have informed the Company that they do not expect sales of shares and the Warrants to be made to discretionary accounts to exceed 1% of the shares of Common Stock and Warrants offered hereby.

         The Offering is subject to the agreement by all present stockholders of the Company that they will not sell any shares of Common Stock to the public without the prior written consent of the Representative for a period of twenty-four months.

         The Company has agreed to enter into an agreement with the Representative retaining them as a financial consultant for a period of three years from the date hereof, pursuant to which they will receive fees aggregating $100,000 which fees will be payable in full at closing.

         The foregoing is a summary of the principal terms of the underwriting agreement, the Underwriters' Warrant, and the Consulting Agreement. Reference is made to the copies of the underwriting agreement, the Underwriters' Warrant Agreement and the Consulting Agreement which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

         Prior to the Offering, there has been no sustained public market for the Common Stock and no public market for the Warrants. Consequently, the Offering Price of the Common Stock and Warrants and the exercise price and other terms of the Warrants have been determined by the Company and the Underwriters and are not related to the Company's asset value, earnings, book value or other such criteria of value. Factors considered in determining the Offering Price of the Common Stock and Warrants and the exercise price and other terms of the Warrants include principally, the prospects for the industry in which the company operates, the Company's management, the general condition of the securities markets and the demand for securities in similar industries.

                                  LEGAL MATTERS

         The validity of the issuance of the shares offered hereby will be passed upon for the Company by Sichenzia, Ross & Friedman LLP, New York, New York. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Gersten, Savage, Kaplowitz & Fredericks, LLP, New York, New York. Komnaes & Huser has advised the Company on certain legal matters in connection with this Offering with respect to the laws of Norway. Falks Advokatbyra has advised the Company on certain legal matters in connection with this Offering with respect to the laws of Sweden.

                                     EXPERTS

         The consolidated financial statements of Nordic Equity Partners Corp. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young AS, independent auditors, as set forth in their report thereon appearing elsewhere herein.

                               CHANGE IN AUDITORS

         In April 1997, the Company dismissed McManus & Co., P.C. as its independent auditors, and subsequently engaged Ernst & Young AS as its independent auditors. McManus & Co., P.C. was originally retained as the Company's independent auditors in connection with the Company's previously withdrawn public offering. The Company dismissed McManus & Co., P.C. as a result of the refusal by the Securities and Exchange Commission to accept the audit report rendered by McManus & Co., P.C., which refusal was based upon the failure by McManus & Co., P.C. to properly perform their audit and the failure by McManus & Co., P.C. to comply with applicable auditing standards.

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Nordic Equity Partners Corp.

     We have audited the accompanying consolidated balance sheets of Nordic Equity Partners Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responisibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nordic Equity Partners Corp. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with accounting principles generally accepted in the United States of America.

/s/ ERNST & YOUNG AS

ERNST & YOUNG AS
Oslo, Norway


November 10, 1998

                          Nordic Equity Partners Corp.
                          Consolidated Balance Sheets

                                      December 31,
         Note                        1997     1996
                                     (in thousands)
Assets

Current assets
Cash and cash equivalents ...........   $547   $410
Restricted cash and  cash equivalents    137    159

Trade accounts receivable (4)          4,899  4,227

Other receivables ...................    127    152
Inventories .(3).....................  3,765  4,734
Prepaid expenses ....................    250    245

Total current assets ................  9,725  9,927

Property, plant and equipment,
     net (5)(8)                        1,173  1,138

Prepaid pension expenses (9).........    326    457
Agency and distribution rights ......  1,086  1,121

Other assets ........................     39    114

Total assets ........................ 12,349 12,757


                          Nordic Equity Partners Corp.
                          Consolidated Balance Sheets

                                                           December 31,
                                     Note              1997        1996
                                                          (in thousands)
Liabilities and Shareholders' Equity

Current liabilities
Short-term borrowings (6) .........................   $  3,118    $  2,352

Accounts payable ..................................      3,112       3,456

Witholding tax and other taxes payable ............        984         936

Income taxes payable (11) .........................         59         273
Prepayments from customers ........................        270         448
Current portions of long-term debt ................        167         422

Related party debt (12) ...........................         59         494
Other currrent liabilities ........................        496         479

Total current liabilities .........................      8,265       8,860


Long-term liabilities
Long-term debt (7) ................................        746         204
Related party debt (12) ...........................        246        --
Deferred income taxes (11) ........................        171         175

Total long term liabilities .......................      1,163         379


Total liabilities .................................      9,428       9,239


Shareholders' equity
Common stock, 0.001 par value, 100,000,000 shares
authorized, 2,800,000 shares issued and outstanding          3           3

Capital in excess of par value ....................      2,208       2,208

Retained earnings .................................        967       1,091
Other comprehensive income ........................       (257)        216

Total shareholders' equity ........................      2,921       3,518


Total liabilities and shareholders' equity ........   $ 12,349    $ 12,757


                          Nordic Equity Partners Corp.
           Consolidated Statements of Income and Comprehensive Income


                                                 For the year ended December 31,

                             Note              1997     1996     1995
                                         (in thousands except per share amounts)


    ..........................................
Net sales ....................................    %25,561    $ 26,564    $ 25,333
Cost of goods sold ...........................     15,436      15,891      15,258

Gross profit .................................     10,125      10,673      10,075

Sales and marketing expenses .................      3,455       3,713       3,144
General and administrative expenses ..........      6,062       5,952       5,924
Amortization of agency and distribution rights        202         168         212

Income from operations .......................        406         840         795

Interest income ..............................         22          39          83
Foreign exchange gains .......................         46          60         100
Interest expenses ............................       (438)       (487)       (514)
Foreign exchange losses ......................        (42)        (18)        (26)

Net income (loss) before taxes ...............         (6)        434         438

Current income taxes (11) ....................        119         311         196
Deferred income taxes (11) ...................         (1)        (30)         (5)

Total taxes ..................................        118         281         191

Net income (loss) ............................   $   (124)   $    153    $    247

Other comprehensive income:

Translation adjustments ......................       (473)        (82)        265

Comprehensive income (loss) ..................       (597)         71         512

Earnings per share:

Basic and Diluted  ...........................      (0.04)       0.14       27.65

                          Nordic Equity Partners Corp.
                     Consolidated Statements of Cash Flows

                                                                "For the year ended December 31,"
                                                                   1997     1996      1995
                                                                          (in thousands)
Cash flows from operations
Net income (loss) ..............................................   $(124)   $ 153    $ 247
Deferred taxes .................................................      (1)     (30)      (5)
Depreciation ...................................................     330      275      314
Amortization of agency and distribution rights .................     202      168      212
Gain (loss) from disposal of assets ............................      10       (6)    --
Changes in inventories .........................................     969     (233)   (1,080)
Changes in accounts receivable .................................    (672)    (395)   (1,194)
Changes in accounts payable ....................................    (344)     (29)     702
Changes in other assets and liabilities.........................    (680)      49      187

Cash flows from operating activities ...........................    (310)     (48)    (617)

Cash flows from investing activities
Purchases of equipment .........................................    (391)    (231)    (519)
Proceeds from disposal of assets ...............................      36       46       33
Investments in other assets ....................................    (169)     (51)    (295)
Proceeds from disposal of other assets .........................      75                --

Cash flows from investing activities ...........................    (449)    (236)    (781)

Cash flows from financing activities
Net change in short term borrowings ............................     766     1,022     634
Proceeds from long-term debt ...................................     719     --        488
Payments on long term debt .....................................    (116)    (787)    (458)
Issuances of common stock                                              -       50      222

Cash flows from financing activities                                1,369     285      886

Net effects of exchange rate changes                                (473)     (82)     265

Net changes in cash and cash equivalents                             137      (81)    (247)
Cash and cash equivalents at beginning of year                       410      491      738

Cash and cash equivalents at end of year                            $547     $410    $ 491


                          Nordic Equity Partners Corp.
           Consolidated Statements of Changes in Shareholders' Equity

                       (in thousands except share amounts)


                                                                             Other
                                         Common stock            Paid in     Retained        Comprehensive
                                  Shares          Amount         Capital     Earnings        Income               Total
                  Total


Balance, January 1, 1995 ...        8,746    $       0    $      586         $   691           $ 33                $1,310

Foreign currency adjustments                                                                    265                   265

Common stock issuances .....          186                        222                                                  222

Capital contributions ......                                     353                                                  353

Net income .................                                                     247                                  247

Balance, December 31, 1995 .        8,932             0         1,161            938            298                  2,397

Foreign currency adjustments                                                                    (82)                   (82)

Debt for equity conversion .    2,643,700             3           997                                                 1,000

Common stock issuances .....      147,368                          50                                                    50

Net income .................                                                      153                                   153

Balance, December 31, 1996 .    2,800,000             3         2,208           1,091            216                  3,518

Foreign currency adjustments                                                                     (473)                (473)

Net loss ...................                                                     (124)                                (124)

Balance, December 31, 1997 .    2,800,000    $        3    $    2,208   $      967   $     (257)   $    2,921


                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements


1.       Organization and basis of presentation


     Nordic Equity Partners Corp. (the "Company") was incorporated under the laws of Delaware in May 1994 as a wholly-owned subsidiary of Sherman, Goelz & Associates ("SGA"). SGA was incorporated under the laws of Nevada under the original name Pearl Ventures. In May 1995 SGA was merged with and into the Company. Prior to the merger both the Company and SGA were holding companies with no operations or investments.

     In November 1994 the Company acquired 100% of the common stock of Storebro Machine AB ("Storebro"), a Swedish company under the common control of the Company's majority shareholder, in exchange for cash of $215,000 and 722 shares of the Company's common stock. The acquisition was accounted for as a reorganization of entities under common control, and, accordingly treated in a manner similar to a pooling of interest.

     In November 1994 the Company acquired 80% of the common stock of Nortelco AS, a Norwegian company ("Nortelco") for cash of $785,000 and 856 shares of the Company's common stock. The acquisition was accounted for using the purchase method of accounting, and accordingly, the operating results of Nortelco have been included in the Company's consolidated financial statements since the date of acquisition. The excess of the purchase price over the fair value of net assets of Nortelco at the date of acquisition in the amount of $1,645,000 was allocated to prepaid pension cost and agency and distribution rights. The remaining 20% of the common stock of Nortelco was contributed to the Company in 1995 (see note 12).

2.       Summary of significant accounting policies

     The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles.

Consolidation principles

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

     The subsidiaries located outside of the United States use their local currency as their functional currency. The assets and liabilities of foreign subsidiaries are translated into US dollars using the rate of exchange as of the balance sheet date. For the consolidated income statement, an average exchange rate is used. Translation gains and losses are accumulated and included as a separate component of stockholders' equity.

Cash and cash equivalents

     Cash and cash equivalents include cash on hand and bank deposits. Cash equivalents are considered to all be highly liquid investments with original maturities of three months or less at the date of acquisition.

                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements

Inventories

     Inventory is stated at the lower of average cost or market. Inventory reserves are established for slow-moving and obsolete inventory based on the passage of time and historical and projected sales activity.


Property, plant and equipment

     Property, plant and equipment is recorded at cost. Depreciation is provided using straight-line and accelerated methods.

         The useful lives utilized for this purpose are:

                           Automobiles                                 4-5 years
                           Machinery and Equipment                     3-4 years


Revenue

     Revenue from the sale of products is recorded when the merchandise is shipped to customers. Estimated returns are accrued for when the revenue is recorded. Revenue from design and installation services is generally recorded using the percentage of completion method. Revenue from service and repair is recorded as the related services are performed.


Income taxes

     The Company accounts for certain income and expense items differently for financial reporting purposes than for tax purposes. Provisions for deferred taxes are made in recognition of such temporary differences, following the requirements of Financial Accounting Standards Board No. 109 "Accounting for Income Taxes."


Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrated credit risks consist primarily of cash and trade receivables. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company's customer base. The Company maintains cash and cash equivalents with various financial institutions located throughout Norway and Sweden. The Company's policy is designed to limit exposure to any one institution. Deposits are required for any large orders or for orders from buyers not having established a trading history with the Company.

Agency and distribution rights

     Agency and distribution rights represent the value assigned to such rights at the date of the Nortelco acquisition. Such rights are being amortized on a straight-line basis over 10 years. Accumulated amortization at December 31, 1997 and 1996 amounted to $852,000 and $657,000, respectively.

                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements


Impairment of Long Lived and Identifiable Intangible Assets

     The Company evaluates the carrying value of long lived assets and identifiable intangible assets for potential impairment on an ongoing basis. An impairment loss would be recognized when the estimated undiscounted future cash flows is less than the carrying amount of the asset.


Fair value of financial instruments

     The carrying value of financial instruments such as cash, accounts receivable, accounts payable and short-term borrowings approximate their fair value based on the short-term maturities of there instruments. The carrying value of long-term debt approximates fair value based on quoted market prices for the same or similar issues as well as the current rates offered to the Company. The fair value of related party debt is not determinable.

Basic and Diluted Earnings Per Share

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to SFAS 128 requirements.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Restatement

     The financial statements of the Company for 1995 have been restated to correct misapplication of accounting principles.

                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements


3.       Inventories

         Inventory consists of the following:
                                          December 31,

                                      1997           1996
                                        (in thousands)

Finished goods                     $ 3,352        $ 4,427
Work in progress                       413            307

Total                              $ 3,765        $ 4,734



4.       Trade accounts receivable

         Trade accounts receivable consists of the following:

                                           December 31,
                                       1997          1996
                                         (in thousands)

Trade accounts receivables         $ 4,911        $ 4,239
Provisions for doubtful accounts      (12)           (12)

Net accounts receivable            $ 4,899        $ 4,227


5.       Property, plant and equipment


         Property  and  equipment  and  related  accumulated   depreciation  are
summarized as follows:


                                          December 31,
                                      1997           1996
                                        (in thousands)

Machinery and equipment            $ 2,609        $ 2,755
Automobiles                            687            535
Less accumulated depreciation       (2,123)        (2,152)

Total                              $ 1,173        $ 1,138

                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements


6.       Short-term borrowings


     The Company's subsidiaries have available short-term credit lines which amounted to $2,757,000 at December 31, 1997. The credit arrangements do not have fixed termination dates and are renewable annually by the banks subject to adjustments in interest rates and collateral. Borrowings under the credit lines bear interest at 7% as of December 31, 1997and 11 % as of December 31, 1996. The Company had $1,875,000 and $1,215,000 outstanding under these credit lines at December 31, 1997, and 1996, respectively.


     The credit lines are secured by substantially all of the Company's accounts receivable, inventories property, plant and equipment.


     The following items are also included in short-term borrowings:


                                                                                     December 31,
                           Interest-        Maturity          Terms of repayment     1997    1996
                           rate              date             Principal Interest     (in thousands)


Bridge loans                  10.0 %         Nov. 1998 at maturity year end          1,093     987
Term loan                     12.0 %         April 1998 at maturity at maturity        150     150

Total                                                                              $ 1,243 $ 1,137

     The bridge loans which were received in a private placement in 1996 are unsecured term loans originally payable on the earlier of the closing of an Initial Public Offering (IPO) of the Company or February 15, 1998. In 1998 the holders of the bridge loans agreed to extend the due date to the earlier of the closing of the IPO or November 15, 1998. Three of the holders, representing $142,500 in loans, have requested and received repayment of the borrowings subsequent to December 31, 1997.

                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements


7.       Long-term debt

         Long-term debt consists of the following:

                                                                                         December 31,
         Bank              Interest-        Maturity          Terms of repayment     1997           1996
                           rate             date              Principal  Interest       (in thousands)

Gjensidige, Norway          6.4 %            various          monthly    monthly      $ 247          $ 111
Gjensidige, Norway          5.4 %            Aug. 2004        quarterly  quarterly      659              -
DnB, Norway                 7.0 %            various          monthly    monthly          7             30
DnB, Norway                 9.5 %            June 1998        quarterly  quarterly        -            350
IBM, Norway                 9.5 %            Dec. 1997        monthly    monthly          -             28
Handelsbanken, Sweden      11.0 %            Sept. 1998       quarterly  quarterly        -            107

                                                                         Total        $ 913          $ 626

                                                                         less current
                                                                         portion        167            422
                                                                                        746            204

     The interest rates applicable during 1996 ranged between 9.5% and 12% on an annual basis. All of these above loans have variable interest rates.

     Interest paid on short-term borrowings and long-term debt amounted to $438,000, $487,000 and $514,000 for the years ended December 31, 1997, 1996 and
1995, respectively.

     Aggregate principal payments for the next five years subsequent to December 31, 1997 are as follows:

         1998                               $        167
         1999                                        191
         2000                                        166
         2001                                        145
         2002                                        105
         Thereafter                                  139
         Total minimum principal payments   $        913

                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements


8.       Leases

     Equipment with a cost and accumulated amortization of $95,070 and $47,535, respectively, at December 31, 1997 ($107,990 and $26,990, respectively at December 31, 1996) have been leased under capital leases. In addition, the Company leases certain property and equipment under operating lease agreements which expire through 2002.

     Future minimum annual capital and operating lease commitments at December 31, 1997 are as follows:

                                                     Operating                   Capital
                                                     Leases                      Leases
                                                               (in thousands)
         1998                               $        328                        $       28
         1999                                        272                                27
         2000                                        158                                 0
         2001                                         33                                 0
         2002                                          2                                 0
         Thereafter                                    0                                 0
         Total minimum lease payments       $        793                        $       55
         Amount representing interest                                                    8
         Present value of minimum lease payments                                        47
         Current portion                                                                24
         Long-term portion                                                      $       23


     Operating lease expenses amounted to approximately $ 310,000, $360,000 and 400,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

9.       Pension plans and related provisions


     The Company sponsors a defined benefit pension plan for its Norwegian employees. The Company makes annual payments to the plan, which is administered and executed by a nationally approved insurance company. The fund complies with the applicable Norwegian laws on pension funds, which define investment profile standards and investment assets. Investment assets consists of debt and equity securities. Contributions to the plan are defined by approved actuaries using employee historical data and experience ratings. The employee benefits paid at retirement are based on a formula related to salary at the time of retirement and years of service.

                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements


     For the company sponsored defined benefit pension plan, net periodic pension costs included in the statement of operations includes the following components:


                                                                    December 31,
                                                                 1997      1996          1995
                                                                       (in thousands)
Employee service cost earned during the year                     $ 99      $ 104          $ 157
Interest charges on projected benefit obligation                   66         46             57
Return on plan assets                                             (89)       (99)          (111)
Net amortization and deferral                                       3        (15)             -

Total net periodic pension cost                                  $ 79       $ 36          $ 103

     The following table sets forth the funded status of the defined benefit pension plan and the corresponding amounts recognized in the consolidated balance sheet at December 31:


                                                                 December 31,
                                                            1997           1996
                                                                (in thousands)

Vested accumulated benefit obligation                       (1,120)        (844)

Projected benefit obligation                            $   (1,120)      $ (844)
Plan assets at fair value                                    1,271        1,459

Excess of plan assets over projected                           150          616
benefit obligation
Unrecognized net loss (gain)                                   176         (159)

Prepaid pension cost                                         $ 326        $ 457

For purposes of the above disclosure, the following assumptions were used:

                                                               1997        1996      1995
Discount rate                                                  6.5 %       6.5 %     7.0 %
Assumed long-term rate of return on assets                     7.5 %       7.5 %     8.0 %
Rate of compensation increase                                  3.0 %       3.0 %     2.5 %

     The Company's Swedish employees are covered by government sponsored pension and welfare programs. Under the terms of the programs the Company makes periodic payments to various government agencies.

                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements


10.      Shareholders' equity

     In November 1998, the Board of Directors of the Company declared a 1:1.473 stock split, resulting in an increase from 1,900,625 to 2,800,000 shares outstanding. References to number of shares, except shares authorized, and per share information, have been adjusted to reflect the stock split on a retroactive basis.

Retained Earnings

     The Company is a holding company with no operations of its own. Accordingly, the retained earnings of the Company principally represent the accumulated earnings of its foreign subsidiaries. The ability of the Company to pay dividends is dependent on the transfer of accumulated earnings from these subsidiaries. As at December 31, 1997, earnings of the Company`s foreign subsidiaries available for distribution totaled $200,000 (calculated on the basis of local statutory accounting). Since it is in the Company`s intention to indefinitely reinvest these earnings, no U.S. taxes have been provided. Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable.

Common Stock

     The Company is authorized to issue up to 100,000,000 shares of Common Stock, $.001 par value per share, 2,800,000 of which are issued and outstanding. The holders of the Common Stock are entitled to receive dividends equally, when, as and if declared by the Board of Directors, out of funds legally available therefore.

     Subject to the rights that may be designated by the Board of Directors to the holders of any preferred stock, the holders of the Common Stock have sole voting rights, one vote for each share held of record, and are entitled upon liquidation of the Company to share ratably in the net assets of the Company available for distribution. Shares of the Company's Common Stock do not have cumulative voting rights and vote as a class on all matters requiring stockholder approval. The shares of Common Stock are not redeemable and have no preemptive or similar rights


Preferred Stock

     The Company is authorized to issue 1,000,000 shares of "blank check" Preferred Stock par value $.001 per share ("Preferred Stock"). The Preferred Stock may be issued from time to time, in one or more series, upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. There is no preferred stock outstanding.


1995 Stock Option Plan

     The Company's 1995 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors and the stockholders of the Company as of September 1995. The Stock Option Plan provides for the granting "of options to purchase up to 250,000 shares of the Company's Common Stock that are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the United States Internal Revenue Code or as options that are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). Options to purchase shares may be granted under the Stock Option Plan to persons who, in the case of Incentive Stock Options, are employees (including officers) of the Company, or, in the case of Nonstatutory Stock Options, are employees (including officers) or non-employee directors of the Company or consultants to the Company. No options under the Stock Option Plan have been granted.

                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements


11.      Income taxes

     The Company's Norwegian and Swedish subsidiaries are taxed at the statutory tax rate 28% in both countries. A reconciliation between the statutory tax rate and the effective rate shown in the consolidated statement of operations is as follows:


                                                          December 31,
                                                     1997              1996             1995


Income tax based on statuory rate                     (2)               122             123

Losses for which no tax benefit is recorded            65               143              10

Non-deductible expenses                                55                45              58

Tax loss carry forward                                  -               (29)              -

Income tax in statement of operations                 118               281              191

                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements

     Items giving rise to deferred tax assets (liabilities) were as follows:

                                                 December 31,

                                             1997           1996
                                                (in thousands)
Deferred tax assets:


Accounts receivable                             -              3

Inventory                                       6              -
Other                                           2              1
Tax Loss Carryforward                         218            153
                                              226            157

Deferred tax liabilities:


Accounts receivable                           $ 3             $ -

Pension                                        91              128
Property, plant and equipment                  44               24
Other                                          41               27

                                              179              179

Valuation allowance                          (218)            (153)

Net deferred tax liabilities                 $ 171             $175

     At December 31, 1997, the Company had approximately $800,000 in tax loss carryforwards. The amount has been fully reserved due to the uncertainty as to whether such amounts will be realized.


     Cash paid for taxes amounted to $333,000, $83,000 and $181,000 for the years ended December 31, 1997, 1996 and 1995, respectively.


     No  tax  accrual  for  possible   repatiation  of  dividends  from  foreign
subsidiaries is provided for (see note 10).

                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements


12.      Related party transactions


         Amounts borrowed from related parties are as follows:

                                                                                                                December 31,
         Related party                      Interest-         Maturity          Terms of repayment         1997              1996
                                            rate              date              Principal      Interest            (in thousands)


NBD AS, Norway                              12.0 %            July 1999         at maturity    year end     174              407
Bjorn Nysted                                12.0 %            July 1999         at maturity    year end      22               33
Espen Nysted                                12.0 %            July 1999         at maturity    year end      22               23
Olle Roy Larsen                             10.0 %            July 1999         at maturity    year end      28               31
Goran Haggqvist                             12.0 %            Mar 1998          at maturity                  59                -

Total                                                                                                     $ 305            $ 494

         All interest rates are fixed.


     Bjorn Nysted is President of the Company's Norwegian subsidiary, Nortelco AS. NBD AS, Norway is a shareholder of the Company and is controlled by Bjorn Nysted. Olle Roy Larsen and Espen Nysted are not shareholders but are relatives of Bjorn Nysted. The borrowings were originally granted with a maturity date of December 31, 1996 and were therefore classified as short term. In 1997 the borrowings were extended to July 1999 and are therefore reclassified as long term as of December 31, 1997.


     Goran Haggqvist is Chairman of the Company's Board of Directors and a shareholder of the Company. The note to Goran Haggqvist is classified as short term.


     In November 1995, the owner of the remaining 20 % of Nortelco, who is also a shareholder of the Company, agreed to transfer his 20% interest in Nortelco to the Company in exchange for shares in the Company held by other shareholders of the Company. The transaction has been accounted for as a capital contribution in the amount of $353,000, the estimated fair value of the 20% interest in Nortelco. The excess of the fair value of $328,000 over the historical net assets was attributed to agency and distribution rights.


     In August 1996, the Company's majority shareholder converted a $1,000,000 loan he made to the Company in exchange for 2,643,700 shares of the Company's common stock.

                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements


13.      Segment information

     The Company operates in two industry segments (a) the purchase and distribution of electronic, electrical and audio-visual equipment and (b) the design, assembly and distribution of lathes. The Company`s revenues are generated in Scandinavia, principally Sweden and Norway. There are insignificant transactions between the two industry segments. Information concerning the Company's industry segments is summarized as follows (in thousands):


                                                            Electronic
                                                            equipment      Lathes      Consolidated

Year ended December 31, 1997


Sales to unaffiliated customers ...........................    21,665      3,897          25,562
Operating income ..........................................       508         25             533

General corporate expenses ................................                                  127
Interest expense, net   ...................................                                  412

Net loss before income taxes ..............................                                   (6)

Identifiable assets at December 31, 1997   ................      9,932     2,417          12,349

Depreciation expense, incl depr. agency and distr. rights          512        20             532

Capital expenditures ......................................        558         2             560

Year ended December 31, 1996

Sales to unaffiliated customers ...........................     22,042     4,522          26,564
Operating income ..........................................      1,012       302           1,314

General corporate expenses ................................                                  474
Interest expense, net   ...................................                                  406

Net income before income taxes ............................                                  434

Identifiable assets at December 31, 1996   ................      9,768     2,989          12,757

Depreciation expense, incl depr. agency and distr. rights          418        25             443

Capital expenditure .......................................        275         7             282

Year ended December 31, 1995


Sales to unaffiliated customers ...........................     21,305     4,027          25,332
Operating income ..........................................        532       301             833

General corporate expenses ................................                                   38
Interest expense, net   ...................................                                  357

Net income before income taxes ............................                                  438

Identifiable assets at December 31, 1995   ................      9,830     2,428          12,258

Depreciation expense, incl depr. agency and distr. rights          514        12             526

Capital expenditure .......................................        793        21             814

     No clients account for more than 10% of sales or outstanding account receivables as per December 31, 1997. One supplier accounts for over 10 % (12.3%) of total purchases in the group.

                          Nordic Equity Partners Corp.

                 Notes to the Consolidated Financial Statements


14.      Earnings per share


         The following table sets forth the computation of basic and diluted earnings per share:


                                                                             December 31,

                                                                    1997              1996             1995

         Numerator:

     Net income (loss) - numerator for basic and diluted           $(124)            $ 153             $ 247
     loss per share (in thousands)


Denominator:

     Denominator for basic and diluted earnings per share -    2,800,000         1,055,582             8,932
     weighted average shares

Basic and diluted income (loss) per share .................        (0.04)                0.14             27.65

         Weighted average shares reflects the October 1998 stock split.



15.      Recent Pronouncements


     The  Financial   Accounting   Standards  Board  has  issued  the  following
statements which have not yet been adopted by the Company:

     Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information". The application of this statement will be effective for years beginning after December 15, 1997.

     Statement No. 132, "Employer's Disclosures about Pensions and other Postretirement Benefits". The application of this statement will be effective for years beginning after December 31, 1997.

     Statement No. 133, "Accounting for Derivitive Instruments and Hedging Activities". The application of this statement will be effective for years beginning after June 15, 1999.

     The adoption of Statements No. 131 and 132 will not effect the Company's financial position or results of operations, but will require changes to existing disclosures and presentation. The adoption of statement No. 133 will not impact the Company as it does not currently engage in derivitive or hedging activites.

                          Nordic Equity Partners Corp.
                          Consolidated Balance Sheets

                                   June 30,  December 31,
                        Note         1998       1997
                                  (Unaudited)
                                        (in thousands)
Assets

Current assets
Cash and cash eqvivalents ...........   $274   $547
Restricted cash and cash equivalents     120    137
Trade accounts receivable ...........  4,697  4,899

Other receivables ...................    297    127
Inventories (2)......................  4,806  3,765
Prepaid expenses ....................     71    250

Total current assets ................ 10,265  9,725

Property, plant and equipement, net    1,212  1,173

Prepaid pension expenses ............    287    326
Agency and distribution rights ......    982  1,086
Other assets ........................     13     39

Total assets ........................$12,759 $12,349

                          Nordic Equity Partners Corp.
                           Consolidated Balance Sheets

                                                  June 30,   December 31,
                                  Note              1998             1997
                                                 (Unaudited)
                                                        (in thousands)
Liabilities and Shareholders' Equity

Current liabilities
Short-term borrowings ..............................$ 2,930  $3,118
Accounts payable ...................................  3,087   3,112
Witholding tax and other taxes payable .............    710     984
Income taxes payable ...............................    279      59
Prepayments from customers .........................    342     270


Current portions long-term debt ....................    167     167
Related party debt .................................    129      59
Other currrent liabilities .........................    755     496

Total current liabilities ..........................  8,399   8,265

Long-term liabilities

Long term debt .....................................    902     746

Related party debt .................................    206     246

Deferred income taxes ..............................    171     171

Total long-term liabilities ........................  1,279   1,163


Total liabilities ..................................  9,678    9,428


Shareholders' equity

Common stock, 0.001 par value, 100,000,000 shares
authorized, 2,800,000 shares issued and outstanding       3        3

Capital in excess of par value .....................   2,208    2,208

Retained earnings ..................................   1,204      967

Other comprehensive income .........................   (334)     (257)


Total shareholders' equity .........................   3,081     2,921

Total liabilities and shareholders' equity ......... $12,759  $ 12,349

                          Nordic Equity Partners Corp.
           Consolidated Statements of Income and Comprehensive Income

                                        Six months ended June 30,
                                       Note              1998             1997
                           (Unaudited)
                  (in thousands except per share amounts)

Net sales ....................................$ 12,798  $ 12,473
Cost of goods sold ...........................   7,402     7,495

Gross profit .................................   5,396    4,978

Sales and marketing expense ..................     759      809
General and administrative expenses ..........   3,915    3,829
Amortization of agency and distribution rights      76       68

Income from operations .......................     646      272

Interest income ..............................      22       40
Interest expense .............................    (235)    (255)

Net income before taxes ......................     433       57

Current income taxes .........................     193       63
Deferred income taxes ........................      --       --

Total taxes ..................................     193       63

Net income (loss) ............................     240       (6)

Translation adjustments ......................     (77)    (361)

Other comprehensive income:
Comprehensive income (loss) ..................   $ 163    $(367)

Earnings per share:

Basic and diluted ............................   $   0.09 $(0.00)

                          Nordic Equity Partners Corp.
                      Consolidated Statement of Cash Flows

                                                               Six Months Ended June 30,
                                                                   1998         1997
                                                                (Unaudited)
                                                                       (in thousands)
Cash flows from operations
Net income (loss) ..............................................   $   240    $    (6)
Deferred taxes .................................................      --         --
Depreciation ...................................................       186        199
Amortization of agency and distribution rights .................        76         68
Changes in inventories .........................................    (1,041)      (161)
Changes in accounts receivable .................................       202       (111)
Changes in accounts payable ....................................       (25)       148

Changes in other assets and liabilities ........................       380       (415)

Cash flows from operating activities ...........................        18       (278)

Cash flows from investing activities
Purchases of equipment .........................................      (207)       (96)
Investments in other assets ....................................       (13)      (211)
Proceeds from disposal of other assets .........................        39         46

Cash flows from investing activities ...........................      (181)      (261)

Cash flows from financing activities
Net changes in short term borrowings ...........................      (188)       381
Proceeds from long-term debt ...................................       253        293
Payments on long term debt .....................................       (98)       (58)

Cash flows from financing activities ...........................       (33)       616

Net effects of exchange rate change ..........                         (77)      (361)

Net changes in cash and cash equivalents .....                        (273)      (284)
Cash and cash equivalents at beginning of year                         547        410

Cash and cash equivalents as per June 30 .....                       $ 274      $ 126

                 Notes to the Consolidated Financial Statements
                          Nordic Equity Partners Corp.




Note 1.  General

     The accompanying unaudited consolidated financial statements have been prepared in conformity with "the accounting principles stated in the audited financial statements for the year ended December 31, 1997 and reflect all adjustments consisting of normal recurring accruals which are, in the opinion of the management, necessary for a fair presentation of the financial position as of June 30, 1998 and the results for of operations for the periods presented. The operating results for the interim periods are not necessarily indicative of results for the full fiscal year.


Note 2.  Inventory

         Inventory consists of the following:
                                                     December 31,   June 30,
                                                     1997              1998

                  Finished goods                  $  3,352          $ 3,792
                  Work in progress                     413            1,014

         Total                                    $  3,765          $ 4,806


Note 3.  Share split

     In October 1998 the Board of Directors of the Company declared a 1 : 1.473 stock split, resulting in increase from 1,900,625 to 2,800,000 shares outstanding. References to number of shares, except shares authorized, and to per share information have been adjusted to reflect the stock split on a retroactive basis.

Prospective investors may rely only on the
information contained in this Prospectus.
The Company has not authorized any dealer,
salesperson or any other person to provide                                              NORDIC EQUITY
prospective investors with information                                                  PARTNERS CORP.
or representations different from that
contained in this Prospectus. Prospective
Investors should not rely on any unauthorized
information. This Prospectus is not an offer
to sell any security other than the Common                                   1,100,000 Shares of Common Stock
Stock and Warrants offered by this Prospectus,                               1,650,000 Common Stock Purchase
nor does this Prospectus offer to buy or sell                                             Warrants
any securities in any jurisdiction where it
is unlawful. The information in this Prospectus
is current as of the date of this Prospectus,
regardless of the time of delivery of this
Prospectus or any sale of these securities.

                  -----------------

                  TABLE OF CONTENTS

                  -----------------

                                          Page

Prospectus Summary..........................................
Risk Factors................................................
Use of Proceeds.............................................
Dilution....................................................
Dividend Policy.............................................
Capitalization..............................................
Market for Securities.......................................                   ---------------
Selected Financial Information..............................
Management's Discussion and                                                      PROSPECTUS
  Analysis of Financial Condition
  and Results of Operations.................................                   ---------------
History of the Company......................................
Business....................................................
Management..................................................
Principal Stockholders......................................
Selling Stockholders........................................
Plan of Distribution........................................
Certain Transactions........................................
Description of Securities...................................                 MASON HILL & CO., INC.
Shares Eligible for Future Sale.............................
Underwriting................................................
Legal Matters...............................................
Experts.....................................................
Index to Financial Statements...............................F-1


         Until ___________, 1998 (25 days after
the date of this Prospectus), all dealers                                                 , 1998
that buy, sell or trade these securities,
whether or not participating in this offering
may be required to deliver a prospectus.
This is in addition to the dealers' obligation
to deliver a prospectus when acting as
underwriters and with respect to their unsold
allotments or subscriptions.

                                       51

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         The estimated expenses of this Offering all of which are to be paid by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

         SEC registration fee                                                                             $   5,968.57
         NASD filing fee                                                                                      2,532.24
         NASDAQ listing and Filing fee                                                                       10,000.00*
         Printing and engraving expenses                                                                    100,000.00*
         Accounting fees and expenses                                                                       150,000.00*
         Legal fees and expenses                                                                            125,000.00*
         Blue sky fees and expenses                                                                          60,000.00*
         Transfer agent fees                                                                                  5,000.00*
         Miscellaneous expenses                                                                              41,499.19*
                                                                                                            ----------
                Total                                                                                      $500,000.00*

*  Estimated.

Item 14.  Indemnification of Directors and Officers

         In general, Section 145 of the Delaware General Corporation Law provides that persons who are officers or directors of a corporation may be indemnified by the corporation for acts performed in their capacities as such. The Registrant's by-Laws authorize indemnification in accordance with and to the extent permitted by said statute.

         The Company's Certificate of Incorporation and By-Laws provide for indemnification to the fullest extent permitted by law.

         Reference is also made to Section 8 of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, pursuant to which the underwriter has agreed to indemnify and hold harmless the company and its directors, officers and controlling persons against certain liabilities.

         Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of the Company is indemnified in any manner against any liability which he may incur in his capacity as such.

         Article SEVENTH of the Company's Certificate of Incorporation provides as follows:

                  Directors of the corporation shall not be liable either to the corporation or its stockholders for monetary damages for breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived any improper personal benefit.

         Article X of the Company's By-Laws provides as follows:

                  The Corporation  shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee or agent of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer or employee or agent at the request of the Corporation or any predecessor of the Corporation.

Item 15.  Recent Sales of Unregistered Securities

         Except as set forth below, there were no sales of unregistered securities by the Registrant during the past three (3) years:

               In July 1996, the Registrant issued an aggregate of 500,000 shares of Common Stock to a total of 2 private investors, who paid total gross consideration of $150,000. These transactions were exempt from registration under the Act, under Section 4(2) and Rule 506 of Regulation D of the Act as not involving a public offering. Mason Hill & Co., Inc. acted as Placement Agent for these issuances and received an aggregate of $19,500 in commissions (10%) and non-accountable expense allowances (3%). The recipients of all of the foregoing securities represented that such securities were being acquired for investment  and  not  with a  view  to the  distribution  thereof.  In addition, restrictive legends were placed on the certificates evidencing such securities. In November 1998, the Company repurchased such securities from the 2 private investors for a total consideration of $150,000.

               In August 1996, the Registrant issued an aggregate of $950,000 principal amount twelve percent (12%) promissory notes, and 100,000 shares of Common Stock to a total of 14 private investors, who paid total gross consideration of $1,000,000. These transactions were exempt from registration under the Act, under Section 4(2) and Rule 506 of Regulation D of the Act as not involving a public offering. Mason Hill & Co., Inc. acted as Placement Agent for these issuances and received an aggregate of $115,000 in commissions (10%) non-accountable expenses (1.5%). The recipients of all of the foregoing securities represented that such securities were being acquired for investment and not with a view to the distribution thereof. In addition, restrictive legends were placed on the certificates evidencing such securities. In November 1998, the Company repaid the principal amount of, and accrued interest on, the promissory note held by two of the investors in consideration for such investors agreeing to return their shares of Common Stock to the Company. In addition, the Company repaid the principal amount of, and accrued interest on, the promissory note held by a third investor.

Item 16.  Exhibits and Financial Statement Schedules

         (a)  Exhibits

  1.1          Form of Underwriting Agreement*
  1.2          Form of Selected Dealers Agreement*
  2.1          Agreement and Plan of Merger, dated as of May 15, 1995, by and between
               Sherman, Goelz and Associates and the Company
  3.1          Amende and Restated Articles of Incorporation
  3.2          By-Laws
  4.1          Form of Underwriter's Warrant*
  4.2          Form of Financial Advisory and Investment Banking Agreement with the
               Underwriter*
  4.3          Form of Common Stock Certificate*
  4.4          Form of Common Stock Purchase Warrant*
  4.5          Form of Promissory Note used for Private Placement
  4.6          Form of Warrant Agreement*
  5.1          Opinion of Sichenzia, Ross & Friedman LLP*
10.1           Registrant's 1998 Stock Option Plan
10.2           Employment Agreement with Bjorn Nysted
10.3           Employment Agreement with Tore Strand
10.4           Consulting Agreement with Goran Haggqvist
10.5           Agreement dated May 12, 1994 by and between Universal Commodity Trading
               Group, S.A. and the Registrant, as amended

                                       53

10.6           Stock Purchase Agreement dated May 16, 1994 by and between Ovington
               Investments Ltd. and the Registrant, as amended
10.7           Agreement between Storebro Machine AB and MWD-Vertriebs GmbH
21.1           List of Subsidiaries of the Registrant
23.1           Consent of Sichenzia, Ross & Friedman LLP (to be included in Exhibit 5.1)*
23.2           Consent of Ernst & Young
23.3           Consent of Komnaes & Huser ANS
23.4           Consent of Falks Advokatbyra

 *  To be filed by Amendment.


               All other schedules are omitted, as the required information is either inapplicable or presented in the financial statements or related notes.

Item 17.  Undertakings

               The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                         (i) To  include  any  prospectus  required  by  Section
                    10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the  prospectus  any facts or events
                    arising  after  the  effective  date  of  the   registration
                    statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                         (iii) To include any material  information with respect
                    to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

                  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (5) The undersigned registrant hereby undertakes to provide to the underwriters, at the closing, specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Oslo, Norway, on the 12th day of November, 1998.


                                                    NORDIC EQUITY PARTNERS CORP.


                                                            By: /s/ BJORN NYSTED
                                                                    Bjorn Nysted
                                                                       President

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated:

                Signature                   Title                                                        Date

               BJORN NYSTED                 President and Director                                       November 12, 1998
               Bjorn Nysted

               GORAN HAGGQVIST              Chairman of the Board                                        November 12, 1998
               Goran Haggqvist

               TORE STRAND                  Chief Financial Officer,                                     November 12, 1998
               Tore Strand                  Treasurer, and Secretary
                                            (Principal Accounting and
                                            Financial Officer)

               ESPEN KOMNAES                Director                                                     November 12, 1998
               Espen Komnaes


                                  EXHIBIT INDEX

 1.1          Form of Underwriting Agreement*
 1.2          Form of Selected Dealers Agreement*
 2.1          Agreement and Plan of Merger, dated as of May 15, 1995, by and between
              Sherman, Goelz and Associates and the Company
 3.1          Amended and Restated Articles of Incorporation
 3.2          By-Laws
 4.1          Form of Underwriter's Warrant*
 4.2          Form of Financial Advisory and Investment Banking Agreement with the
              Underwriter*
 4.3          Form of Common Stock Certificate*
 4.4          Form of Common Stock Purchase Warrant*
 4.5          Form of Promissory Note used for Private Placement
 4.6          Form of Warrant Agreement*
 5.1          Opinion of Sichenzia, Ross & Friedman LLP*
10.1          Registrant's 1998 Stock Option Plan
10.2          Employment Agreement with Bjorn Nysted
10.3          Employment Agreement with Tore Strand
10.4          Consulting Agreement with Goran Haggqvist
10.5          Agreement dated May 12, 1994 by and between Universal Commodity Trading
              Group, S.A. and the Registrant, as amended
10.6          Stock Purchase Agreement dated May 16, 1994 by and between Ovington
              Investments Ltd. and the Registrant, as amended
10.7          Agreement between Storebro Machine AB and MWD-Vertriebs GmbH
21.1          List of Subsidiaries of the Registrant
23.1          Consent of Sichenzia, Ross & Friedman LLP (to be included in Exhibit 5.1)*
23.2          Consent of Ernst & Young
23.3          Consent of Komnaes & Huser ANS
23.4          Consent of Falks Advokatbyra

* To be filed by amendment.